                            SUMMARY APPRAISAL REPORT
                                       ON




                              The Sandybrook Center

                             19650 U.S. Hwy East 441

                                Mt Dora, Florida





PREPARED BY:

HealthCare Property Appraisers of America, Inc.
Hwy 64 East, Laurel Terrace, 2nd Floor
Post Office Box 2227
Cashiers, North Carolina 28717

Copyright 1997, HealthCare Property Appraisers of America, Inc.

                                     SUBJECT



                             [PLACE PHOTOGRAPH HERE]

HealthCare Property Appraisers                J. MICHAEL BURROUGHS, MAI, SRA
         Of America, Inc.                     PRESIDENT

Post Office Box 2227
Hwy. 64 E., Laurel Terrace, 2nd Floor
Cashiers, North Carolina 28717
Phone.: 828-743-5204
Fax: 828-743-1730

April 10, 1997

Mr. David Brickman
Capitol Senior Living, Inc.
14160 Dallas Parkway
Dallas, TX 75240

Re:      The Sandybrook Center
         Mt Dora, Florida

Dear Mr. Brickman:

HealthCare Property Appraisers of America, Inc. has inspected The Sandybrook Center for the purpose of estimating the Market Value of its fee simple estate. All factors which might influence the value of this property were investigated and fully considered to the best of our ability. We have performed a Complete Appraisal and report our findings here in the form of a Summary Appraisal Report, which describes the appraisal method and contains the information necessary for forming realistic conclusions. The supporting data analyses and conclusions are an integral part of this report. The maps, sketches, and statistics are included to aid the reader in visualizing the property. Your attention is directed to the section entitled: "Underlying Assumptions and Limiting Conditions Section" which provides the basis for all conclusions and the Final Value Estimate.

Based on the enclosed data and analyses, we believe the Subject Property described herein had a Market Value, as of March 19, 1997 in its present physical condition of:

                                    $500,000

The above value includes no value for the building improvements and assumes a buyer cannot be found who can use and will pay something for the building improvements. We rate the probability of the subject's being able to attract such a buyer who would allocate any value to the building improvements as only POOR.

The value conclusions in this report assume that this-property is not subject to any existing leases or management contracts. We have assumed that any new owner would be free to negotiate a new lease or management contract if they so desired.

After studying the sales history of similar properties, the Appraiser estimates a reasonable marketing period for the subject property to be three years.

The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------

This appraisal constitutes a Complete Appraisal and this report is a Summary Appraisal Report as defined by the Uniform Standards of Professional Appraisal Practice (USPAP).

I appreciate the opportunity to provide these appraisal services to you. If you have any questions on this report or any other matters, please do not hesitate to call.


Respectfully submitted,

HealthCare Property Appraisers of America, Inc.


/s/ J. MICHAEL BURROUGHS
----------------------------------
    J. MICHAEL BURROUGHS, MAI, SRA                                [SEAL]
    State Certified General Appraiser,
    President


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The Sandybrook Center, Mt Dora, Florida
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                        SUMMARY OF IMPORTANT CONCLUSIONS

                     Summary Report of a Complete Appraisal



Subject Property:                    The Sandybrook Center

Property Location:                   19650 U.S. Hwy East 441
                                     Mt Dora, Florida

Effective Date:                      March 19, 1997

Report Date:                         April 10, 1997

Purpose of Appraisal:                Market Value

Area of Site:                        19.63 acres (approx.)

Highest and Best Use:                For Office Complex Use

Improvements:

     Number of Beds:                 36 Beds

     Building Size:                  36,270 sf (approx.)

     Building Date:                  1985

Market Value:

(Assumes No Building Value)

     Land                            $500,000

     Building Improvements                  0
                                     --------
     Total Real Estate               $500,000





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The Sandybrook Center, Mt Dora, Florida
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                                TABLE OF CONTENTS

TRANSMITTAL LETTER .......................................................    -2-

SUMMARY OF IMPORTANT CONCLUSIONS .........................................     4
TABLE OF CONTENTS .......................................................     5
GENERAL IDENTIFICATION OF PROPERTY .......................................     6
PROPERTY RIGHTS APPRAISED ................................................     6
SCOPE OF APPRAISAL .......................................................     6
HISTORY OF PROPERTY ......................................................     7
THE PURPOSE OF THE APPRAISAL .............................................     8
METHOD OF APPRAISAL ......................................................    11
REGIONAL ANALYSIS ........................................................    13
MARKET AREA and NEIGHBORHOOD .............................................    35
SITE DATA ................................................................    39
DESCRIPTION OF IMPROVEMENTS ..............................................    44
COST APPROACH TO VALUE ...................................................    49
INCOME CAPITALIZATION APPROACH TO VALUE ..................................    66
SALES COMPARISON APPROACH TO VALUE .......................................    71
RECONCILIATION AND FINAL VALUE ESTIMATE ..................................    92
SUMMARY OF VALUES ........................................................    96
UNDERLYING ASSUMPTIONS AND LIMITING CONDITIONS ...........................    97
APPRAISER'S CERTIFICATION ................................................   100
QUALIFICATIONS OF APPRAISER ..............................................   103



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The Sandybrook Center, Mt Dora, Florida
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                       GENERAL IDENTIFICATION OF PROPERTY

The subject property, known as The Sandybrook Center, is located at 19650 U.S. Hwy East 441, Mt Dora, Florida. The-subject site and improvements are described further in subsequent sections of this report. The subject of this analysis includes real property only.

                            PROPERTY RIGHTS APPRAISED

The appraiser, in completing this appraisal assignment, considered the subject property to include all of those rights that may be lawfully owned and are legally referred to as being held in "fee simple".

                         Definition of Fee Simple Estate

         Absolute ownership unencumbered by any other interest or estate; subject only to the limitations of eminent domain, escheat, police power, and taxation. (The Dictionary of Real Estate Appraisal, American Institute of Real Estate Appraisers, Third Printing, October, 1987)

                               SCOPE OF APPRAISAL

In conducting this appraisal, our staff

         -        Inspected the subject property.

         - Developed and analyzed significant data from primary and secondary sources, confirming that data where possible.

         - Analyzed sales, income and expense data and projected a reasonable cash flow for the subject.

         - Completed Income Capitalization, Cost and Sales Comparison Approaches To Value and reached a Final Market Value conclusion as reported herein.

This appraisal constitutes a Complete Appraisal and this report is a Summary Appraisal Report as defined by USPAP.


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The Sandybrook Center, Mt Dora, Florida
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                               HISTORY OF PROPERTY

To the best of the appraiser's knowledge, the subject property has not been sold, listed or placed under contract within the past three years. The subject property is listed at the county courthouse as being owned by Jacques Miller.



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The Sandybrook Center, Mt Dora, Florida
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                          THE PURPOSE OF THE APPRAISAL

The purpose of the Complete Appraisal contained in this Summary Appraisal Report is to estimate the Market Value of The Sandybrook Center. This report is for the internal use of Capital Realty Group.

                           Definition of Market Value

The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

(1)      Buyer and seller are typically motivated.

(2) Both parties are well informed or well advised, and acting in what they consider their own best interests.

(3)      A reasonable time is allowed for exposure in the open market.

(4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto.

(5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.*



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The Sandybrook Center, Mt Dora, Florida
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                                   COMPETENCY

The Office of the Comptroller of the Currency has issued the following Final Rule, which requires lenders to evaluate appraiser competency for each specific appraisal assignment:

     "Not all appraisers are competent to perform every type of appraisal that will be needed in connection with federally related transactions. For instance, an appraiser who is experienced in appraising shopping centers may not possess sufficient expertise to appraise a golf course. A financial institution should look beyond an individual's title to determine if he or she has the experience and training needed to perform the appraisal. This provision is not intended to prohibit, in every circumstance, an individual from appraising a type of property with which he or she is not familiar. However in such instances, an appraiser may perform the appraisal only in accordance with the Competency Provision in the USPAP. "

HealthCare Property Appraisers of America, Inc. is a national appraisal firm limiting its appraisal practice to Health Care and Senior Housing properties. HealthCare Property Appraisers of America, Inc. has prepared over 3,000 appraisal reports in 42 states on a wide variety of health care-oriented facilities and housing for the elderly. Property types encompass the complete continuum of health care facilities including:

         -        General and Acute Care Hospitals
         -        Psychiatric Hospitals
         -        Substance Abuse Facilities
         -        Skilled Nursing Homes
         -        Assisted Living Homes
         -        Rest Homes, Personal Care and Homes for the Aged
         -        Facilities for the Developmentally Disabled
         -        Independent Living Apartments for Retirees
         -        Continuing Care Retirement Communities

Our office maintains a constant dialogue with public health departments, medicaid reimbursement officials and healthcare licensing agencies in all 50 states. We constantly update our data bank in accordance with changes within the various state health care programs. HealthCare Property Appraisers of America, Inc. maintains an in-house database which currently contains in excess of 1,300 sales of health care-related and senior housing properties.



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The Sandybrook Center, Mt Dora, Florida
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Source of Definitions

         * Title XI, Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA), [Pub. L. No. 101-73, 103 Stat; 183 (1989)], 12 U.S.C. 3310, 3331-3351, and section
                  5(b) of the Bank Holding Company Act, 12 U.S.C. 1844(b); Part 225, Subpart G: Appraisals Paragraph 225.62(f).

         *        Uniform Standards of Professional Appraisal Practice, Page
                  I-7.

         *        Federal Reserve System, 12 CFR Parts 208 and 225, Sec. 225.62.

         *        Office of the Comptroller of the Currency, 12 CFR part 34,
                  Sec. 34.42.

         *        FDIC, 12 CFR Part 323, Sec. 323.2.

         *        Office of Thrift Supervision, 12 CFR Part 564, Sec. 564.2.

         *        NCUA, 12 CFR Part 722, Sec. 722.2.


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                               METHOD OF APPRAISAL

The Appraisal Profession generally recognizes three approaches to value:

1. Cost Approach to Value: The appraiser: (a) estimates the land value as though the site were vacant and available for development and (b) estimates the cost to replace subject's improvements (at their same stage of depreciation). The depreciated Replacement Cost is usually based upon consultation with local contractors and construction cost data services.

2. Income Capitalization Approach to Value: The Appraiser compiles and analyzes market data to estimate subject property's economic rental and expenses. The net income thus derived is capitalized into a value estimate. This indicates the property's value to an investor receiving this income stream and develops the present value of perceived future benefits and property reversion.

3. Sales Comparison Approach to Value (also known as the Comparative Approach or Market Data Method): The Appraiser researches sales of Office Complexes (Medical and General Occupancy) in this market area and develops units of comparison which are adjusted and applied to the subject property.




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



                                                               REGIONAL ANALYSIS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  [INSERT MAP]

                                  [INSERT MAP]

The Sandybrook Center, Mt Dora, Florida
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                                REGIONAL ANALYSIS

                                    OVERVIEW

The subject property is located in Mt Dora, Lake County, Florida. Located in the central region of the state, the site is approximately 13 miles northwest of Orlando and 50 miles from the east coast of Florida. Of the five incorporated municipalities in Lake County, Tavares is the county seat. Mt Dora is considered a bedroom community of Orlando. Lake County rests in the northwestern section of the Orlando, Florida Metropolitan Statistical Area (MSA), which is composed of the following counties: Lake, Orange, Osceola and Seminole.

                               TERRAIN AND CLIMATE

The Lake County area is primarily flat, typical of central Florida. This area has several lakes that enhance the subtropical climate. Humidity is a constant factor reaching 90% during summer evenings and 50% during midday and almost daily thunderstorms during the summer season contribute to the 51 inches of rain received annually. Averaging low temperatures of 50 degrees in January and a highs of 92 degrees in July, with rare occurrences of snow, sleet or freezing temperatures, have encouraged growth in the Lake county area.

                           POPULATION AND DEMOGRAPHICS

                                       CHANGE         PROJECTED CHANGE
                                      1990-1996          1996-2001
                                      ---------       ----------------

UNITED STATES                           6.5%               4.9%

STATE                                  10.8%               7.7%

ORLANDO MSA                            15.2%              10.3%




The area enjoys a broadly diversified economic base, including the citrus products, metal fabrication, recreation/leisure service, wood products and printing industries, which contribute to the growth of the area. According to Claritas, Inc., (Claritas) a demographics survey firm,


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The Sandybrook Center, Mt Dora, Florida
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the estimated 1996 population of the United States has increased 6.5% since
1900, and an additional 4.9% increase can be expected by 2001.

According to the 1990 Census, Florida's population totaled 12,937,926 residents. Claritas estimates the current population at 14,333,813, representing an increase of 10.8%. By 2001, the population is projected to reach 15,435,605 residents, an increase of 7.7%.

The 1990 Census indicates the Orlando MSA population totaled 1,224,852 residents. Claritas estimates the current population at 1,410,552, representing an increase of 15.2%. By 2001, the population is projected to reach 1,555,293 residents, an increase of 10.3%.

                     DEMOGRAPHICS OF THE ELDERLY POPULATION

                    Percentage of Change - Elderly Population




                                        1990-1996                    1996-2001
                                        ---------                    ---------
                                75-79    80-84  85 & Over     75-79    80-84   85 & Over
                                -----    -----  ---------     -----    -----   ---------
UNITED STATES                   14.4%    21.0%    32.9%       11.3%    12.4%    19.0%

STATE                           17.2%    21.4%    31.5%       12.5%    13.8%    19.9%

ORLANDO MSA                     31.8%    33.9%    44.6%       18.5%    23.8%    27.4%




The market segments of primary interest in this demographics study are the age groups: (a) 75 to 79, (b) 80 to 84, and (c) 85 and over. Between 1990 and 1996, the estimated increase nationally in the 75 to 79 year old age bracket was 14.4%. In the 80 to 84 age group the change was 21.0% and the change in the 85 and over age group was 32.9%. By 2001, the 75 to 79 age group is projected to increase by an additional 11.3%, the 80 to 84 group by 12.4% and the age group 85 and over by 19.0%.

In the state of Florida, the 75 to 79 age group is currently estimated at 483,173 which is an increase of 17.2% since the last census. The age group 80 to 84 has shown an increase of


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21.4% in that same time period and the 85 and over age group has shown an increase of 31.5%. It is estimated that by 2001, there will be 636,807, 417,379 and 330,097 residents in these age groups or a change of 12.5%, 13.8%, and 19.9%.

In the Orlando MSA, the 75 to 79 age group is currently estimated at 39,327 which is an increase of 31.8% since the last census. The age group 80 to 84 has shown an increase of 33.9% in the time period between 1990 and 1996 and the 85 and over age group has shown an increase of 44.6%. It is estimated that by 2001, there will be 46,600, 30,930 and 25,582 residents in these age groups or a change of 18.5%, 23.8%, and 27.4%.


                       Median Household Income - Ages 75+




                              1990-1996                   1996-2001
                              ---------                   ---------
                       75-79    80-84  85 & Over    75-79    80-84   85 & Over
                       -----    -----  ---------    -----    -----   ---------
U. S.                 +$3,462  +$3,355  +$3,233    +$3,344  +$3,359  +$3,357

STATE                 +$3,056  +$3,113  +$3,210    +$2,619  +$2,605  +$2,551

MSA                   +$3,001  +$3,026  +$2,996    +$2,618  +$2,644  +$2,714




Nationally, the 75 to 79 age group median household income increased $3,462 between 1990 and 1996 and is projected to increase an additional $3,344 by 2001. The 80 to 84 age group showed an increase nationally in median household income of $3,355 between 1990 and 1996 and is projected to increase an additional $3,359 by 2001. The age group 85 and over showed an increase between 1990 and 1996 of $3,233 and is projected increase an additional $3,357 by 2001.

In the state of Florida, the median household income for the 75-79 age group increased $3,056 between 1990 and 1996, and is projected to reach $22,232 or increase an additional $2,619 by 2001. The median household income for the 80 to 84 age group during the time period 1990 to 1996 increased $3,112 and is expected to reach $21,746 or increase an additional $2,605 by


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2001. The age group 85 and over showed an increase of $3,210 between 1990 and current estimates and is projected to reach $21,218 or increase an additional $2,551 by 2001.

In the Orlando MSA, the median household income for the 75-79 age group increased $3,001 between 1990 and 1996, and is projected to reach $20,801 or increase an additional $2,618 by 2001. The median household income for the 80 to 84 age group during the 1990-1996 time period increased $3,026 and is expected to reach $20,620 or increase an additional $2,644 by 2001. The age group 85 and over showed an increase of $2,996 between 1990 and current estimates and is projected to reach $20,229 or an additional increase of $2,714 by 2001.

                     Elderly Households With Income $35,000+
              (As a % of Total Household Income For 55+ population)


                                           1996             2001
                            1990         ESTIMATED       PROJECTED
                            ----         ---------       ---------

UNITED STATES               42.4%          52.0%          58.3%

STATE                       38.0%          45.9%          51.1%

ORLANDO MSA                 41.6%          50.4%          55.9%




One of the best indicators of the ability of the subject's residents to be self supporting (rather than government funded) is their level of affluence. The appraiser compared the subject's potential local market with that of Florida and the USA as a whole. The comparison was based upon the percentage of population aged 55+ with an annual household income exceeding $35,000.

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                             GOVERNMENT AND SERVICES

Lake County consists of 5 incorporated communities. The subject property falls within the jurisdiction of Mt. Dora which has a council/manager with mayor form of government. Police and fire protection as well as emergency rescue service are provided by the city of Mt. Dora and Lake County.

                                    UTILITIES

Water and sewer service are provided by the city of Mt. Dora. Electricity is supplied by Florida Power through city-owned utilities gas service is provided by Peoples Gas. LP Gas and Fuel Oil are also available and telephone service is provided by Sprint/United Telephone of Florida.

                                    EDUCATION

The Mt. Dora school district has one each of elementary, middle, high and private schools. Vocational-Technical institutions in the area include Lake County Voc-Tech, Orlando Voc-Tech and Winter Park Voc-Tech. Among the area's facilities for higher education are Lake-Sumter and Valencia Community Colleges and campuses of the Universities of Central Florida, Florida and Stetson University.

                                 TRANSPORTATION

The area's principal highways include U. S. Highways 441 (west and south to Orlando) and 19 (north and west). Florida Highways 44 and 46 (both E-W) offer access to Interstates 75, to the west, and Interstate 4, to the east, both approximately 27 miles away.

Local commercial airports include Leesburg Municipal (paved) and Mid-Florida at Eustis (grass), with the major commercial airport being the Orlando International, with 14 airlines and approximately 1,700 daily flights. Freight rail service by Central Florida Railroad and two trucking companies serve the area and bus service is also available.


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                                   HEALTH CARE

There are two hospitals serving the Lake County area; Leesburg Regional Medical Center (294 beds), 15 miles to the west, and Florida Hospital Waterman (182 beds) six miles north. Medical assistance is provided by approximately 219 physicians and 71 dentists. The Lake County area has 7 other nursing homes with more than 700 beds, including: Lake Eustis, Oakwood, Mt. Dora, Lake Port and Leesburg.

                                     ECONOMY

There are more than 6 banking and savings and loan institutions in the area, including Barnett Bank of Lake County, First Union Bank, Citizens National Bank, Sun Bank and United Southern Bank, with assets exceeding $2 billion.

According to the Places Rated Almanac, the Orlando MSA ranks 2nd of the nation's 343 MSAs in the area of employment opportunity. The area is projected to show a growth rate of 15.27% in new jobs, with an increase of 97,521 white collar and 21,815 blue collar positions expected.

The 1995 Survey of Buying Power by Sales and Marketing Management, indicates the per household effective buying income for the Orlando MSA is $35,703, for Lake County it is $26,463 and the national median is $37,070. Per household retail sales for the Orlando MSA is $27,122, Lake County households spent an average of $16,915 and the national median is $23,209. The Orlando MSA was rated in the top 50 for household expenditures for health care with over $9.9 million.

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Distribution by sector and percentage of employees is as follows:


Sector                                                                     Percentage
------                                                                     ----------
Services                                                                     36.2%
Manufacturing                                                                10.2%
Wholesale/Retail Trade                                                       24.2%
Construction                                                                  7.9%
Transportation/Communications/Utilities                                       7.5%
Finance/Insurance/Real Estate                                                 7.5%
Government                                                                    3.7%
Agriculture/Forestry/Fishing                                                  2.6%
Mining                                                                        0.1%


The area's major employers are:


                                        Number
Company Name                           Employees           Product/Service
------------                           ---------           ---------------
Florida Crushed Stone Company             915                           Mining
Golden Gems Growers                       700                           Citrus
Sprint/United Telephone                   580               Telecommunications
Coca Cola Foods                           350                           Citrus
Mission Inn Golf/Tennis Resort            250                   Leisure Resort
Sundor Brands                             210                           Citrus
Growers Container Co-Op, Inc.             190                           Citrus
Silver Springs Citrus                     158                           Citrus
White Aluminum Products, Inc.             155                Metal Fabricators
Clermont Builders Supply                  95                      Construction
Royal Aluminum, Inc.                      73           Aluminum Bldg. Products



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                    United States/State/MSA Household Income

                              (General Population)






                              % OF CHANGE
                              -----------
                        1990-1996     1996-2001
                        ---------     ---------
UNITED STATES             21.7%         15.4%

STATE                     16.2%         11.8%

ORLANDO MSA               16.7%         11.8%




An important indicator of economic health is growth in Median Household Income. The national increase in Median Household Income between 1990 and 1996 was 21.7%. Claritas projects the National Median Household Income will reach $42,259 (i.e. increase by 15.4%) by 2001.

Median Household Income for Florida in 1996 is estimated at $31,981, or an increase of 16.2% since 1989. It is projected that by 2001 the Median Household Income will reach $35,763, or increase by 11.8%.

Median Household Income for the Orlando MSA in 1996 has increased to $35,293, or 16.7%, since 1989. It is projected that by 2001 the Median Household Income will reach $39,458, or increase by 11.8%.

                             Number of Housing Units


                              % OF CHANGE
                              -----------
                        1990-1996       1996-2001
                        ---------       ---------
UNITED STATES              7.6%            5.7%

STATE                     13.5%            8.2%

ORLANDO MSA               18.1%           10.9%



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Growth in the number of housing units in a specified area is another good indication of economic health. Housing units increased 7.6% nationally between 1990 and 1996. By 2001, it is projected that total housing units nationally will have increased by an additional 5.5%.

The number of housing units in Florida is currently 6,922,017, which is an increase of 13.5% since the 1990 Census. It is estimated that by 2001, this figure will reach 7,490,865, or increase by 8.2%.

The number of housing units in the Orlando MSA is currently 619,148, which is an increase of 18.1% since the 1990 Census. It is estimated that by 2001, this figure will reach 686,533, or increase by 10.9%.

                    METROPOLITAN STATISTICAL AREA (MSA) DATA

The economy of Mt Dora and Lake County are strongly effected by the Orlando, Florida Metropolitan Statistical Area. The appraiser considered the cost of living in Mt Dora, as this factor affects The Sandybrook Center in two ways: (a) the likelihood of retirees remaining in the area or being attracted to it and
(b) payroll costs. The Places Rated Almanac Cost of Living Index ranks the subject MSA 215th of the 343 MSAs nationwide (with the first place MSA having the lowest cost of living). Ranked against the national average of 100, the Orlando MSA indexes are:

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

Housing:
         Median Price:                             105
         Utilities:                                 77
         Property Taxes:                           168
Miscellaneous Living Cost Indexes:
         College Tuition:                           74
         Food:                                      95
         Health Care:                              116
         Transportation:                           101


The Places Rated Almanac rates and ranks 343 metropolitan areas on ten factors that greatly influence the quality of an area: costs of living, job outlook, housing, transportation, education, health care, crime, the arts, recreation, and climate. The Orlando MSA ranked as follows:


         Costs of Living                           215
         Job Outlook                                 2
         Housing                                   251
         Transportation                            103
         Education                                  80
         Health Care                               233
         Crime                                     317
         The Arts                                   57
         Recreation                                 20
         Climate                                   269



Based on these factors, the Orlando MSA had an overall rank of 121st of the 343 Metropolitan Statistical Areas.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               22

The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------

                       TRENDS, FUTURE OUTLOOK, CONCLUSIONS

The Mt. Dora/Lake County area has become an attractive retirement area over the past five years. Furthermore, it is now attracting the younger, middle class moving out of Orlando to the "suburbs". Drawing strength from the metropolitan area of Orlando, 15 miles south, the local population continues to increase at almost double the national average. Income growth rates of the area, although slightly below the national average, continue to keep pace with the state. Housing growth rates for the area will continue to double the national average. The elderly population of the metropolitan area has grown faster than the state or national averages in the recent past and, although dropping somewhat, will continue to grow at rates above the state and national averages. Incomes for the elderly show signs of steady increases over the state's average with more than 50% of the 75+ population having incomes greater than $35,000 by the year 2001.

The developing nature of this area suggests that there will be increasing need for more office and commercial enterprises. The subject's zoning, location on the same highway as the new hospital, suggest office/commercial development in the future. However, for the foreseeable future, this outlying location will probably not attract too many buyer/users of office properties as this type user will probably go to the downtown or hospital area first.



*All population and household income figures were taken from the most recent U.S. Census (if actual numbers) or were provided to the appraiser by Claritas, Inc. (if projected numbers) or by the local Chamber of Commerce.

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               23

(MSA 5960) Orlando, FL-                                         (Weight: 100.0%)

                                              Household Trend Report


                                 1980         1990         % Chg        1996         %Chg          2001        % Chg
Universe                        Census       Census        80-90       (Est.)        90-96       (Proj.)        96-01
--------                        ------       ------        -----       ------        -----       -------        -----
Population                      804927      1224852         52.2      1410552         15.2       1555293         10.3
Households                      294269       465275         58.1       541013         16.3        599613         10.8
Families                        216479       323858         49.6       372240         14.9        408470          9.7
Housing Units.                  327239       524197         60.2       619148         18.1        686533         10.9
Grp Qrt. Pop                     19540        32463         66.1        32299         -0.5         32463          0.5
Household Size                    2.67         2.56         -4.0         2.55         -0.6          2.54         -0.3



                                1979         1989          % Chg        1996        % Chg         2001          % Chg
Income                        (Census)     (Census)        79-89       (Est.)        89-96       (Proj.)        96-01
------                        --------     --------        -----       ------        -----       -------        -----
Aggregate($MM)                    5645        17797        215.2        25117         41.1         32339         28.8
Per Capita....                    7014        14530        107.2        17807         22.6         20793         16.8
Avg. Household                   18852        37751        100.2        45830         21.4         53183         16.0
Median Hhold...                  15268        30239         98.1        35293         16.7         39458         11.8
Avg. Family HH                   21236        43333        104.1        52482         21.1         60284         14.9
Med. Family HH                   17568        35221        100.5        41343         17.4         46081         11.5

Avg. HH Wealth                                                         125586                     139006         10.7
Med. HH Wealth                                                          60843                      69138         13.6



                                                                             Households

Household Income                                1990 Census                 1996 Estimate             2001 Proj.
----------------                            -------------------          -------------------      -------------------
Total............................           465275                      541013                   599613
     Less than $5,000............            20084       4.3%            17247      3.2%         155513      2.6%
    $5,000  to $9 999............            33183       7.1%            35019      6.5%          36829      6.1%
   $10,000  to $14,999...........            41490       8.9%            38296      7.1%          36164      6.0%
   $15,000  to $19,999...........            45418       9.8%            41535      7.7%          39387      6.6%
   $20,000  to $24,999...........            47401      10.2%            47399      8.8%          46100      7.7%
   $25,000  to $29,999...........            42778       9.2%            45614      8.4%          45437      7.6%
   $30,000  to $34,999...........            41242       8.9%            43117      8.0%          44898      7.5%
   $35,000  to $39,999...........            34571       7.4%            38662      7.1%          39234      6.5%
   $40,000  to $44,999...........            29408       6.3%            35228      6.6%          36578      6.1%
   $45,000  to $49,999...........            24293       5.2%            30636      5.7%          35966      6.0%
   $50,000  to $59,999...........            36369       7.8%            51501      9.5%          60155     10.0%
   $60,000  to $74,999...........            32129       6.9%            48057      8.9%          61054     10.2%
   $75,000  to $99,999...........            20463       4.4%            38373      7.1%          53525      8.9%
  $100,000  to $124,999..........             7323       1.6%            16350      3.0%          27369      4.6%
  $125,000  to $149,999..........             3279       0.7%             5492      1.0%          11167      1.9%
  $150,000  to $249,999..........             3676       0.8%             5064      0.9%           6321      1.1%
  $250,000  to $499,999..........             1555       0.3%             2164      0.4%           2669      0.4%
  $500,000  or More..............             613        0.1%              959      0.2%           1247      0.2%


--------------------------

NOTE: When the median household wealth for an area is less than $25,000 it will be listed on this report as $24,999.

Data on income are expressed in "current" dollars for each year. Decennial Census data reflects prior year income. 1996 estimates and 2001 projections produced by Claritas Inc. Copyright 1996 Claritas Inc. Arlington, VA

--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               24

The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------


(MSA 5960) Orlando, FL

                                                                (Weight: 100.0%)
                        Senior Life Report                         (Page 1 of 7)


                                                         Population Age 55 Years and Over
                                                         --------------------------------
Population by Age and Sex                        1990                1996 Estimate                2001 Proj.
-------------------------                 -------------------      ------------------        --------------------

Population Age 55 +...............        263270       100.0%       314462     100.0%        361506       100.0%
   55 to 59.......................         51540        19.6%        60480      19.2%         74735        20.7%
   60 to 64.......................         53923        20.5%        57736      18.4%         65920        18.2%
   65 to 69.......................         53734        20.4%        58975      18.8%         61400        17.0%
   70 to 74.......................         41674        15.8%        52871      16.8%         56339        15.6%
   75 to 79.......................         29844        11.3%        39327      12.5%         46600        12.9%
   80 to 84.......................         18664         7.1%        24990       7.9%         30930         8.6%
   85 + ..........................         13891         5.3%        20083       6.4%         25582         7.1%

Males Age 55 + ...................        116341        44.2%       138544      44.1%        159652        44.2%
   55 to 59.......................         24694         9.4%        28676       9.1%         35641         9.9%
   60 to 64.......................         24977         9.5%        27208       8.7%         30971         8.6%
   65 to 69.......................         24475         9.3%        27258       8.7%         28584         7.9%
   70 to 74.......................         18695         7.1%        23487       7.5%         25584         7.1%
   75 to 79.......................         12292         4.7%        16456       5.2%         19231         5.3%
   80 to 84.......................          7037         2.7%         9481       3.0%         12030         3.3%
   85 + ..........................          4171         1.6%         5978       1.9%          7611         2.1%

Female Age 55 +...................        146929        55.8%       175918      55.9%        201854        55.8%
   55 to 59.......................         26846        10.2%        31804      10.1%         39094        10.8%
   60 to 64.......................         28946        11.0%        30528       9.7%         34949         9.7%
   65 to 69.......................         29259        11.1%        31717      10.1%         32816         9.1%
   70 to 74.......................         22979         8.7%        29384       9.3%         30755         8.5%
   75 to 79.......................         17552         6.7%        22871       7.3%         27369         7.6%
   80 to 84.......................         11627         4.4%        15509       4.9%         18900         5.2%
   85 + ..........................          9720         3.7%        14105       4.5%         17971         5.0%


                                                         Population
                                                         ----------
Population by Age and Sex                        1990                1996 Estimate                2001 Proj.
-------------------------                 -------------------      ------------------        --------------------
   Total Population...............         1224852     100.0%      1410552     100.0%       1555293       100.0%
       White Population...........         1050807      85.8%      1199203      85.0%       1313059        84.4%
         Age 65 and Over..........          146181      11.9%       181933      12.9%        203543        13.1%
       Black Population...........          148999      12.2%       177398      12.6%        200249        12.9%
         Age 65 and Over..........           10717       0.9%        12694       0.9%         14624         0.9%
       Asian Population...........           21369       1.7%        29860       2.1%         37538         2.4%
         Age 65 and Over..........             746       0.1%         1330       0.1%          2297         0.1%
       Am. Indian Population......            3677       0.3%         4091       0.3%          4447         0.3%
         Age 65 and Over..........             163       0.0%          289       0.0%           387         0.0%
       Hispanic Population........          100722       8.2%       149751      10.6%        198096        12.7%
         Age 65 and Over..........            6257       0.5%        10320       0.7%         15602         1.0%


          1996 estimates and 20001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA



--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               25

The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------


(MSA 5960) Orlando, FL

                                                                (Weight: 100.0%)
                        Senior Life Report                         (Page 2 of 7)


Household Income by                                Households with Householder Age 55 Years and Over
Age of Householder                               1990                 1996 Estimate               2001 Proj.
------------------                       ---------------------   ---------------------     ---------------------
Householder Age 55 to 64..........        60637        100.0%        65623     100.0%         78330       100.0%
     Under $5,000.................         2540          4.2%         2008       3.1%          1988         2.5%
     $5,000 - $9,999..............         3886          6.4%         3764       5.7%          4420         5.6%
    $10,000 - $14,999.............         5138          8.5%         4352       6.6%          4472         5.7%
    $15,000 - $24,999.............        11567         19.1%        10475      16.0%         11168        14.3%
    $25,000 - $34,999.............        10513         17.3%        10483      16.0%         11833        15.1%
    $35,000 - $49,999.............        11173         18.4%        12348      18.8%         14448        18.4%
    $50,000 - $74,999.............         9409         15.5%        12236      18.6%         15638        20.0%
    $75,000 - $99,999.............         3495          5.8%         5198       7.9%          7037         9.0%
   $100,000 - $149,999............         1921          3.2%         3459       5.3%          5645         7.2%
   $150,000 - $149,999............          615          1.0%          813       1.2%          1045         1.3%
   $250,000 - $499,999............          267          0.4%          329       0.5%           436         0.6%
   $500,000 - or More.............          113          0.2%          158       0.2%           200         0.3%
Median Income.....................        31836                      37100                    40485

Householder Age 65 to 69..........        31455        100.0%        34953     100.0%         35189       100.0%
     Under $5,000.................         1578          5.0%         1292       3.7%          1018         2.9%
     $5,000 - $9,999..............         3784         12.0%         3679      10.5%          3310         9.4%
    $10,000 - $14,999.............         4327         13.8%         3966      11.3%          3399         9.7%
    $15,000 - $24,999.............         7919         25.2%         7847      22.5%          7128        20.3%
    $25,000 - $34,999.............         5277         16.8%         6045      17.3%          6338        18.0%
    $35,000 - $49,999.............         4215         13.4%         5365      15.3%          5915        16.8%
    $50,000 - $74,999.............         2841          9.0%         4181      12.0%          4824        13.7%
    $75,000 - $99,999.............          773          2.5%         1418       4.1%          1801         5.1%
   $100,000 - $149,999............          463          1.5%          811       2.3%          1135         3.2%
   $150,000 - $149,999............          164          0.5%          209       0.6%           186         0.5%
   $250,000 - $499,999............           80          0.3%           90       0.3%            88         0.3%
   $500,000 - or More.............           34          0.1%           50       0.1%            47         0.1%
Median Income.....................        22625                      26146                    29322

Householder Age 70 to 74..........        26829        100.0%        30870     100.0%         32441       100.0%
     Under $5,000.................         1362          5.1%         1144       3.7%           938         2.9%
     $5,000 - $9,999..............         3330         12.4%         3354      10.9%          3145         9.7%
    $10,000 - $14,999.............         3828         14.3%         3639      11.8%          3225         9.9%
    $15,000 - $24,999.............         6779         25.3%         6941      22.5%          6644        20.5%
    $25,000 - $34,999.............         4445         16.6%         5297      17.2%          5834        18.0%
    $35,000 - $49,999.............         3558         13.3%         4731      15.3%          5418        16.7%
    $50,000 - $74,999.............         2293          8.5%         3585      11.6%          4377        13.5%
    $75,000 - $99,999.............          607          2.3%         1184       3.8%          1587         4.9%
   $100,000 - $149,999............          389          1.4%          678       2.2%           977         3.0%
   $150,000 - $149,999............          139          0.5%          187       0.6%           170         0.5%
   $250,000 - $499,999............           73          0.3%           87       0.3%            83         0.3%
   $500,000 - or More.............           26          0.1%           43       0.1%            43         0.1%
Median Income.....................        22220                      25674                    28888


          1996 estimates and 20001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA



--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               26

The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------


(MSA 5960) Orlando, FL

                                                                (Weight: 100.0%)
                        Senior Life Report                         (Page 3 of 7)

Household Income by                                 Households with Householder Age 55 Years and Over
Age of Householder                               1990                 1996 Estimate               2001 Proj.
------------------                       ---------------------      -----------------        ---------------------
Householder Age 75 to 79..........        18809        100.0%        24308     100.0%         28615       100.0%
     Under $5,000.................         1749          9.3%         1685       6.9%          1485         5.2%
     $5,000 - $9,999..............         4290         22.8%         4930      20.3%          4877        17.0%
    $10,000 - $14,999.............         3290         17.5%         3886      16.0%          4353        15.2%
    $15,000 - $24,999.............         4159         22.1%         5194      21.4%          6193        21.6%
    $25,000 - $34,999.............         2234         11.9%         3246      13.4%          4389        15.3%
    $35,000 - $49,999.............         1571          8.4%         2546      10.5%          3450        12.1%
    $50,000 - $74,999.............          953          5.1%         1732       7.1%          2397         8.4%
    $75,000 - $99,999.............          272          1.4%          585       2.4%           788         2.8%
   $100,000 - $149,999............          182          1.0%          345       1.4%           530         1.9%
   $150,000 - $149,999............           72          0.4%           99       0.4%            83         0.3%
   $250,000 - $499,999............           28          0.1%           44       0.2%            48         0.2%
   $500,000 - or More.............            9          0.0%           16       0.1%            22         0.1%
Median Income.....................        15182                      18183                    20801

Householder Age 80 to 84..........        12094        100.0%        16520     100.0%         19208       100.0%
     Under $5,000.................         1182          9.8%         1201       7.3%          1031         5.4%
     $5,000 - $9,999..............         2776         23.0%         3363      20.4%          3331        17.3%
    $10,000 - $14,999.............         2110         17.4%         2649      16.0%          2916        15.2%
    $15,000 - $24,999.............         2642         21.8%         3518      21.3%          4139        21.5%
    $25,000 - $34,999.............         1383         11.4%         2160      13.1%          2942        15.3%
    $35,000 - $49,999.............         1001          8.3%         1702      10.3%          2251        11.7%
    $50,000 - $74,999.............          625          5.2%         1184       7.2%          1594         8.3%
    $75,000 - $99,999.............          174          1.4%          394       2.4%           551         2.9%
   $100,000 - $149,999............          112          0.9%          233       1.4%           348         1.8%
   $150,000 - $149,999............           58          0.5%           63       0.4%            55         0.3%
   $250,000 - $499,999............           21          0.2%           36       0.2%            33         0.2%
   $500,000 - or More.............           10          0.1%           17       0.1%            17         0.1%
Median Income.....................        14950                      17976                    20620

Householder Age 85 +..............         7865        100.0%        10889     100.0%         13678       100.0%
     Under $5,000.................          792         10.1%          802       7.4%           748         5.5%
     $5,000 - $9,999..............         1896         24.1%         2301      21.1%          2465        18.0%
    $10,000 - $14,999.............         1377         17.5%         1766      16.2%          2097        15.3%
    $15,000 - $24,999.............         1650         21.0%         2288      21.0%          2924        21.4%
    $25,000 - $34,999.............          859         10.9%         1387      12.7%          2028        14.8%
    $35,000 - $49,999.............          638          8.1%         1089      10.0%          1552        11.3%
    $50,000 - $74,999.............          395          5.0%          758       7.0%          1125         8.2%
    $75,000 - $99,999.............          118          1.5%          240       2.2%           399         2.9%
   $100,000 - $149,999............           85          1.1%          168       1.5%           255         1.9%
   $150,000 - $249,999............           33          0.4%           54       0.5%            47         0.3%
   $250,000 - $499,999............           16          0.2%           25       0.2%            25         0.2%
   $500,000 - or More.............            6          0.1%           11       0.1%            13         0.1%
Median Income.....................        14519                      17515                    20229


          1996 estimates and 20001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA



--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               27

The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------


(MSA 2800) Fort Worth et al. TX
                                                                (Weight: 100.0%)
                                                                   (Page 4 of 7)
                               Senior Life Report


                                                                         Total Households
Household Income                                1990 Census                1996 Estimate                2001 Proj.
----------------                            -------------------           ----------------         -----------------
Total............................           465275       100.0%           541013    100.0%         599613     100.0%
   Under $5,000..................            20084         4.3%            17247      3.2%          15513       2.6%
   $5,000 - $9,999...............            33183         7.1%            35019      6.5%          36829       6.1%
   $10,000 - $14,999.............            41490         8.9%            38296      7.1%          36164       6.0%
   $15,000 - $24,999.............            92819        19.9%            88934     16.4%          85487      14.3%
   $25,000 - $34,999.............            84020        18.1%            88731     16.4%          90335      15.1%
   $35,000 - $49,999.............            88272        19.0%           104826     19.4%         111778      18.6%
   $50,000 - $74,999.............            68498        14.7%            99558     18.4%         121209      20.2%
   $75,000 - $99,999.............            20463         4.4%            38373      7.1%          53525       8.9%
   $100,000 - $124,999...........             7323         1.6%            16350      3.0%          27369       4.6%
   $125,000 - $149,999...........             3279         0.7%             5492      1.0%          11167       1.9%
   $150,000 - $249,999...........             3676         0.8%             5064      0.9%           6321       1.1%
   $250,000 - $499,999...........             1555         0.3%             2164      0.4%           2669       0.4%
   $500,000 or More..............              613         0.1%              959      0.2%           1247       0.2%
Median Household Income..........            30239                         35293                    39458



                                                              Total Specified Owner-Occupied Housing Units
Housing Value                                    1990 Census                1996 Estimate             2001 Proj.
-------------                               -------------------           ----------------         ----------------
Total Units......................           229638                        267802                   297170
     Less than $15,000...........             1099         0.5%             1077      0.4%           1058      0.4%
   $15,000  to $19 999...........              792         0.3%              622      0.2%            561      0.2%
   $20,000  to $24,999...........             1369         0.6%             1052      0.4%            893      0.3%
   $25,000  to $29,999...........             2265         1.0%             1740      0.6%           1402      0.5%
   $30,000  to $34,999...........             2885         1.3%             2406      0.9%           2000      0.7%
   $35,000  to $39,999...........             4310         1.9%             3207      1.2%           2708      0.9%
   $40,000  to $44,999...........             6536         2.8%             4508      1.7%           3522      1.2%
   $45,000  to $49,999...........             8527         3.7%             6545      2.4%           4870      1.6%

   $50,000  to $59,999...........            23831        10.4%            19397      7.2%          16134      5.4%
   $60,000  to $74,999...........            44722        19.5%            40672     15.2%          35624     12.0%
   $75,000  to $99,999...........            61745        26.9%            68122     25.4%          67213     22.6%
  $100,000  to $124,999..........            25841        11.3%            46518     17.4%          55093     18.5%
  $125,000  to $149,999..........            15767         6.9%            23827      8.9%          36548     12.3%
  $150,000  to $174,999..........             9462         4.1%            15217      5.7%          21201      7.1%
  $175,000  to $199,999..........             5661         2.5%             9465      3.5%          14056      4.7%
  $200,000  to $249,999..........             6156         2.7%             9458      3.5%          13801      4.6%
  $250,000  to $299,999..........             3390         1.5%             5361      2.0%           7631      2.6%
  $300,000  to $399,999..........             2671         1.2%             4330      1.6%           6357      2.1%
  $400,000  to $499,999..........             1049         0.5%             1886      0.7%           2885      1.0%
  $500,000  or More..............             1560         0.7%             2392      0.9%           3613      1.2%

Median Housing Value.............            82484                         94331                   105718


          1996 Estimates and 2001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA



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HealthCare Property Appraisers of America, Inc.                               28

The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------


(MSA 640) Austin et al, TX                                      (Weight: 100.0%)
                        Senior Life Report                         (Page 5 of 7)


Household
Type and Relationship                      Population 65+
---------------------                    -------------------

Total  .............................      158618    100.0%
 In Family Households...............      110298     69.5%
  Householder.......................       57887     36.5%
  Spouse............................       40454     25.5%
  0ther Relative....................       11372      7.2%
  Nonrelative.......................         585      0.4%

 In Group Quarters..................        7181      4.5%
  Institutionalized.................        6178      3.9%
  Other.............................        1003      0.6%



Household
Type and Relationship           Population 65+
---------------------           --------------
In Nonfamily Hhlds ...         41139      25.9%
 Male Householder.....          8804       5.6%
  Living Alone........          8017       5.1%
  Not Living Alone....           787       0.5%
 Female Householder...         30930      19.5%
  Living Alone........         30016      18.9%
  Not Living Alone....           914       0.6%
Nonrelative ..........          1405       0.9%




                                                   Spec. Owner-Occ Units
Monthly Owner Costs as a                           by Age of Householder
Percent of 1989 HH Inc.                        Total Units              65 Yrs +
-----------------------                   -----------------        -----------------
Total................................      232331    100.0%         53627     100.0%
 Less than 20%.......................      119340     51.4%         35108      65.5%
 20 - 24% ...........................       35298     15.2%          4699       8.8%
 25 - 29%  ..........................       25144     10.8%          3276       6.1%
 30 - 34%  ..........................       15213      6.5%          2115       3.9%
 35% or More  .......................       35914     15.5%          7902      14.7%
 Not computed  ......................        1422      0.6            527       1.0%



                                                   Spec. Renter-Occ Units
Gross Rent as Percent                               by Age of Householder
of 1989 HH Income                            Total Units                65 Yrs +
-----------------                        -------------------        ----------------
Total. .............................     165462     100.0%          18466     100.0%
 Less than 20%......................      43929      26.5%           2959      16.0%
 20 - 24%...........................      27026      16.3%           1968      10.7%
 25 - 29%...........................      21490      13.0%           2061      11.2%
 30 - 34%...........................      15421       9.3%           1585       8.6%
 35% or More........................      51375      31.0%           8489      46.0%
 Not computed.......................       6221       3.8%           1404       7.6%



                                                   Occupied Housing Units
Attribute                                   Total Units              Hhldr 65 Yrs +
---------                                -----------------         -----------------
Owner Occupied Units  ..............     298797      64.2%         81555       81.4%
Renter Occupied Units ..............     166478      35.8%         18591       18.6%

Complete Plumbing Facil.............     463897      99.7%         99786       99.6%
Lacking Plumbing Facil  ............       1378       0.3%           360        0.4%

With Telephone  ....................     442741       95.2%        97916       97.8%
No Telephone  ......................      22534       4.8%          2230        2.2%

One or More Vehicles ...............     434282      93.3%         85617       85.5%
No Vehicles Available  .............      30993       6.7%         14529       14.5%


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HealthCare Property Appraisers of America, Inc.                               29

The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------


(MSA 5960) Orlando, FL
                                                                (Weight: 100.0%)
                                                                   (Page 6 of 7)
                               Senior Life Report


                                                          1990 Households by Age of Householder
Poverty Status by Household Type                   Total                     Age 65-74                  Age 75+
--------------------------------           --------------------          -----------------         -----------------
Total............................           466069       100.0%            59321    100.0%          38300     100.0%
   Married Couple Family.........           264219        56.7%            34993     59.0%          15324      40.0%
   Other Family..................            62475        13.4%             4688      7.9%           2882       7.5%
     Male Householder............            14715         3.2%              853      1.4%            597       1.6%
     Female Householder..........            47760        10.2%             3835      6.5%           2285       6.0%
   Nonfamily.....................           139375        29.9%            19640     33.1%          20094      52.5%
     HHer Living Alone...........           105275        22.6%            18580     31.3%          19453      50.8%
     HHer Not Living Alone.......            34100         7.3%             1060      1.8%            641       1.7%

   Above Poverty.................           421733        90.5%            53424     90.1%          32017      83.6%
     Married Couple Family.......           253549        54.4%            33607     56.7%          14383      37.6%
     Other Family................            49819        10.7%             4183      7.1%           2504       6.5%
       Male Householder..........            13089         2.8%              745      1.3%            555       1.4%
       Female Householder........            36730         7.9%             3438      5.8%           1949       5.1%
   Nonfamily.....................           118365        25.4%            15634     26.4%          15130      39.5%
     HHer Living Alone...........            89412        19.2%            14838     25.0%          14654      38.3%
     HHer Not Living Alone.......            28953         6.2%              796      1.3%            476       1.2%

   Below Poverty.................            44336         9.5%             5897      9.9%           6283      16.4%
     Married Couple Family.......            10670         2.3%             1386      2.3%            941       2.5%
     Other Family................            12656         2.7%              505      0.9%            378       1.0%
       Male Householder..........             1626         0.3%              108      0.2%             42       0.1%
       Female Householder........            11030         2.4%              397      0.7%            336       0.9%
   Nonfamily.....................            21010         4.5%             4006      6.8%           4964      13.0%
     HHer Living Alone...........            15863         3.4%             3742      6.3%           4799      12.5%
     HHer Not Living Alone.......             5147         1.1%              264      0.4%            165       0.4%


          1996 Estimates and 2001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA



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HealthCare Property Appraisers of America, Inc.                               30

The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------


(MSA 5960) Orlando, FL
                                                                (Weight: 100.0%)
                                                                   (Page 7 of 7)
                               Senior Life Report

                                                     Civilian Noninstitutionalized Persons Age 16+
Mobility and Disability                            Total                      Age 65+                    Age 75+
-----------------------                     -------------------           -----------------         ----------------
Persons..........................           938554       100.0%           152432    100.0%          56616     100.0%
   With Mblty or Care Lmts.......            58824         6.3%            26792     17.6%          15734      27.8%
     Mobility Limits Only........            19866         2.1%            11328      7.4%           6981      12.3%
     Self Care Limits Only.......            22479         2.4%             5836      3.8%           2552       4.5%
     Both Limits.................            16479         1.8%             9628      6.3%           6201      11.0%
   No Mblty or Care Limits.......           879730        93.7%           125640     82.4%          40882      72.2%

   With a Work Disability........           107470        11.5%            46678     30.6%
     In Labor Force..............            29524         3.1%             2405      1.6%
       Employed..................            26020         2.8%             2244      1.5%
       Unemployed................             3504         0.4%              161      0.1%
     Not in Labor Force..........            77946         8.3%            44273     29.0%
      Prevented from Working.....            65887         7.0%            37819     24.8%
      Not Prevented from Wrk.....            12059         1.3%             6454      4.2%
   No Work Disability............           831084        88.5%           105754     69.4%
     In Labor Force..............           614395        65.5%            16933     11.1%
       Employed..................           586730        62.5%            16228     10.6%
       Unemployed................            27665         2.9%              705      0.5%
     Not in Labor Force..........           216689        23.1%            88821     58.3%


          1996 Estimates and 2001 projections produced by Claritas Inc.
                   Copyright 1996 Claritas Inc. Arlington, VA



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HealthCare Property Appraisers of America, Inc.                               31


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--------------------------------------------------------------------------------


(MSA 640) Austin et al, TX                                         (Page 1 of 2)

                1990 Demographic Overview Report                (Weight: 100.0%)

Population       1224852
Households        466069
Families          326694
Vehicles          790524
Housing Units     524197
Group Quarters     31747
Avg. HH Size        2.56
Median Age          33.3
Median HH Inc      30212
Median Value       81992



Income in 1989                               Household                   Family                   Non-Family
--------------                           ------------------        -----------------        ---------------------

Less than $5,000  ..................      20120       4.3%          8984      2.7%        12172         8.7%
$5,000 to $9,999  ..................      33263       7.1%         13714      4.2%        20606        14.8%
$10,000 to $12,499  ................      22601       4.8%         12168      3.7%        11308         8.1%
$12,500 to $14,999  ................      19006       4.1%         11200      3.4%         8116         5.9%
$15,000 to $17,499 .................      23652       5.1%         14039      4.3%        10106         7.3%
$17,500 to $19,999  ................      21841       4.7%         14319      4.4%         7777         5.6%
$20,000 to $22,499 .................      26590       5.7%         16896      5.2%         9972         7.2%
$22,500 to $24,999 .................      21005       4.5%         14479      4.4%         6672         4.8%
$25,000 to $27,499  ................      23772       5.1%         16246      5.0%         7530         5.4%
$27,500 to $29,999  ................      19153       4.1%         14226      4.4%         4804         3.4%
$30,000 to $32,499 .................      23952       5.1%         17020      5.2%         6837         4.9%
$32,500 to $34,999 .................      17337       3.7%         13307      4.1%         3746         2.7%
$35,000 to $37,499  ................      19936       4.3%         15048      4.6%         4751         3.4%
$37,500 to $39,999 .................      14581       3.1%         11407      3.5%         2863         2.1%
$40,000 to $42,499  ................      17332       3.7%         13802      4.2%         3472         2.5%
$42,500 to $44,999  ................      12059       2.6%          9964      3.0%         1862         1.3%
$45,000 to $47,499  ................      13373       2.9%         10998      3.4%         2172         1.6%
$47,500 to $49,999 .................      10944       2.3%          8947      2.7%         1648         1.2%
$50,000 to $54,999  ................      20668       4.4%         17246      5.3%         2967         2.1%
$55,000 to $59,999 .................      15742       3.4%         13130      4.0%         2170         1.6%
$60,000 to $74,999 .................      32166       6.9%         27349      8.4%         3829         2.7%
$75,000 to $99,999  ................      20448       4.4%         17616      5.4%         2297         1.6%
$100,000 to $124,999 ...............       7346       1.6%          6448      2.0%          728         0.5%
$125,000 to $149,999  ..............       3303       0.7%          2964      0.9%          287         0.2%
$150,000 or More  ..................       5879       1.3%          5177      1.6%          633         0.5%

Aggregate Income ($Mil).............      17595                    13901                   3468
Median Income.......................      30212                    34389                  19856
Average Income......................      37753                    42551                  24887



                                      Persons                                      Persons
Educational Attainment             25 Yrs & Over            Employment Status      16 Yrs & Over
----------------------           ----------------        -------------------       -------------
Less than 9th Grade               56581     7.1%            In Labor Force         657310     68.1%
9th - 12th Grade, No Dip         115286    14.4%                   Civilian        643919     66.7%
High School Graduate             240613     30.0%                 Employed         612750     63.5%
Some College, No Degree          168936     21.1%                     Male         332024     34.4%
Associate Degree                  57568     7.2%                     Female        280726     29.1%
Bachelor's Degree                114726     14.3%              Unemployed           31169      3.2%
Graduate/Prof. Degree             48600      6.1%        Not in Labor Force        307441     31.9%


      Source: 1990 Census of the Population and Housing Summary Tape File 3
                   Copyright 1996 Claritas Inc. Arlington, VA


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The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------


(MSA 5960) Orlando, FL                                             (Page 2 of 2)
                                                                (Weight: 100.0%)

                                            Employed
Industry                                   Persons 16+
--------                                -----------------

Agriculture/Forest/Fish ...........      16083     2.6%
Mining  ............. .............        455     0.1%
Construction.......................      48260     7.9%
Manufacture-Nondurable.............      18716     3.1%
Manufacture-Durable ...............      43776     7.1%
Transportation  ...................      27255     4.4%
Communication/Pub. Util ...........      19065     3.1%
Wholesales Trade ..................      30321     4.9%
Retail Trade ......................     118048    19.3%
Finance/Ins/Real Estate............      45749     7.5%
Business & Repair Serv.............      37023     6.0%
Personal Services  ................      36249     5.9%
Entertain/Recreation ..............      35363     5.8%
Professional & Related.............     113516    18.5%
 Health Services ..................      40800     6.7%
 Educational Services..............      36176     5.9%
 Other Professional ...............      36540     6.0%
Public Administration .............      22871     3.7%



                                                   Employed
       Occupation                                 Persons 16+
       ----------                            -------------------

Managerial/Prof. Spec.............           158974       25.9%
 Exec/Admin/Managerial............            81729       13.3%
 Prof. Specialty..................            77245       12.6%
Tech./Sales/Admin. Sup............           208992       34.1%
 Technician and Related...........            20763        3.4%
 Sales............................            88164       14.4%
 Administration. Support..........           100065       16.3%
Service Occupation................            95629       15.6%
 Private Household................             2175        0.4%
 Protective Service...............            11395        1.9%
 Other Service....................            82059       13.4%
Farming/Forestry/Fish.............            14273        2.3%
Precision/Craft/Repair............            66430       10.8%
Operator/Fab./Laborer.............            68452       11.2%
 Mach.Op/Assem./Insect............            21882        3.6%
 Trans. & Material Move...........            24746        4.0%
 Laborers.........................            21824        3.6%



Transportation to Work                    Workers 16+
-----------------------------------     ----------------
Drive Alone  ......................     479181     78.0%
Carpooled  ........................      82553     13.4%
Public Transportation .............       8798      1.4%
All Other .........................      43850      7.1%



   Travel Time to Work                        Workers 16+
   -------------------                        ------------------
 Less than 10 Minutes..............           85640       13.9%
 10 to 19 Minutes..................          183940       29.9%
 20 to 29 Minutes..................          139008       22.6%
 30 Minutes or More................          205794       33.5%



                                            Occupied
Units In Structure                        Housing Units
-----------------------------------       -------------
1-Detached  .......................     273206    58.7%
1-Attached  .......................      23348     5.0%
2  ................................      11920     2.6%
3 or 4 ............................      21921     4.7%
5 to 9 ............................      27636     5.9%
10 To 19 ..........................      26658     5.7%
20 to 49  .........................      17363     3.7%
50 or More  .......................       8844     1.9%
Other  ............................      54379    11.7%



                                           Occupied
Year Structure Built                     Housing Units
--------------------                     -------------
    1989 To March 1990............      22956       4.9%
    1985 To 1988..................      93705      20.1%
    1980 To 1984..................      82766      17.8%
    1970 To 1979..................     121781      26.2%
    1960 To 1969..................      63006      13.5%
    1950 To 1959..................      50279      10.8%
    1940 To 1949..................      15871       3.4%
    1939 or before................      14911       3.2%
    Median Year Built.............       1977




                                             Occupied
Year Hhlder Moved In                       Housing Units
--------------------                     ----------------
1989 To March 1990  ...............      136405     29.3%
1985 To 1988  .....................      152483     32.8%
1980 To 1984  .....................       67442     14.5%
1970 To 1979  .....................       67379     14.5%
1960 To 1969 ......................       25299      5.4%
1959 or Before ....................       16267      3.5%



                              Occupied
  Vehicles Available:       Housing Units
 ---------------------    -----------------
 None................      30993       6.7%
 1...................     173307      37.2%
 2...................     189243      40.7%
 3...................      54341      11.7%
 4...................      13224       2.8%
 5 or More...........       4167       0.9%




     Source: 1990 Census of the Population and Housing, Summary Tape File 3
                   Copyright 1996 Claritas Inc. Arlington, VA


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The Sandybrook Center, Mt Dora, Florida
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                          MARKET AREA and NEIGHBORHOOD
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The Sandybrook Center, Mt Dora, Florida
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                          MARKET AREA AND NEIGHBORHOOD

NEIGHBORHOOD

Most communities tend toward groupings of consistent land uses, with areas devoted to the various uses termed "physical neighborhoods." Neighborhood use in this context can be further defined as: "A portion of a larger community, or an entire community, in which there is a homogeneous grouping of inhabitants, buildings, or business enterprises. Inhabitants of a neighborhood usually have a more than casual community of interests and a similarity of economic level or cultural background. Neighborhood boundaries may consist of well defined natural, political or man-made barriers, or they may be, more or less, defined by distinct changes in land use or in the character of the inhabitants."

Frank Ramseur of HealthCare Property Appraisers of America, Inc. inspected the subject property and its neighborhood on March 19, 1997; all comments should be considered to be relative to the date of inspection.

The subject neighborhood is located approximately one mile north from the center of the Central Business District of Mt. Dora, Florida. A part of the neighborhood lies within the municipal limits of Mt. Dora and the balance lies within unincorporated Lake County. Mt. Dora is considered to be a bedroom community of the Greater Orlando MSA but is a part of the "Golden Triangle" of Eustis, Taveres and Mt. Dora in Lake County. We consider the subject neighborhood to include the area lying south of the Country Club of Mt. Dora, north of Old Eustis Road, east of Eldorado and Alameda Del North, and west of CR 44B (Limit Street). This area is known or referred to locally as the Mt. Dora New Country Club Area.


The neighborhood has good access to major traffic arteries. The major artery through the area is U.S. 441, a four-lane divided highway connecting the Golden Triangle to the Orlando MSA. The area is mixed in nature. The various property types found in this neighborhood are distributed approximately as follows:


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

The Sandybrook Center, Mt Dora, Florida
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

         Single-Family                                10%
         Commercial/Retail                            10%
         Office                                       20%
         Institutional                                 3%
         Industrial                                    2%
         Agricultural                                 30%
         Undeveloped                                  25%
                                                     ----
         Total                                       100%



Single-family residential structures, which constitute approximately 10% of the neighborhood, appear to be new to 20+ years in age. Typical homes range in size from 1,400 to 2,300 square feet with home values generally ranging from $90,000 to $200,000. Homes are well maintained and exhibit considerable pride of ownership. Typical neighborhood residents are considered as being in a high middle income bracket and mixed in age. Owner occupancy in the neighborhood is considered to be approximately 90%. The fringe area to the east is a transitional neighborhood and not considered a part of this neighborhood as it is older and segmented from the subject by being east of Limit Street. There is no Multifamily development in the neighborhood.

Retail structures constitute approximately 10% of the neighborhood and consist of neighborhood shopping centers. They are well maintained and occupancy appears to be fairly full. Typical properties/tenants include Publics, Walgreens, McDonalds, and miscellaneous local retail services.

Office buildings represent approximately 20% of the neighborhood, typically consisting of single story structures. They are approximately three years in age, and rated good in maintenance and condition. Typical office occupants include lawyers, insurance firms and architectural offices.

Institutional structures comprise approximately 3% of the neighborhood. They are within the Central Business District and consist of City Hall, a new library and schools. These structures are 10+ years in age and fairly well maintained. Churches of several denominations are within a five minute drive of subject. The nearest hospital is Florida Hospital, approximately 5 minutes northwest. This is a relatively new facility and has attracted some medical users to this traffic artery, albeit closer to the hospital than to subject.


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HealthCare Property Appraisers of America, Inc.                               36

The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------


Industrial development consists of a citrus packaging/processing plant and represent approximately 2% of the neighborhood. It is approximately 20 years in age and fairly well maintained. This property is a distribution facility. It presents little noise and no odor problems and is innocuous visually. This property has no adverse influence on the neighborhood.

The subject property is joined by US Hwy 441 on the North and the New Mt. Dora Country Club. This is a newly developing planned community with an 18-hole golf course and villas, Executive and Estate residential housing. It is joined on its south by agricultural citrus areas and a distribution area. To the west also is citrus related agricultural land and undeveloped agricultural land. A developing small office complex adjoins subject on the east side.


The area receives water and sewer service from the city of Mt. Dora. Electricity, gas and telephone services are provided by local utility companies. The subject property is considered to be in general conformity with other properties that are developed in the neighborhood. The appearance and reputation of this area generally is considered to be good, and the property values in the area appear to be increasing. We expect that trend to continue over the next few years.

Neighborhoods generally evolve through a pattern of growth and development. They evolve from vacant, unimproved land through slow growth, steady to rapid growth, reach a built-up or stagnant phase, and then begin to decline, with various plateaus and modernization periods along the way. In that continuum of growth, development and aging, the subject neighborhood is currently considered to be evolving from unimproved with available commercial/office properties listed for sale in the immediate neighborhood.

In summary, this neighborhood is considered to be primarily a developing upper executive class residential area with neighborhood shopping along traffic arteries. It is in the early stages of growth. The proximity to the new high class country club residential area across the street and the new hospital suggests this will be a developing area over the next few years. As such it should attract a buyer for subject who is interested in moving out of Orlando into the "burbs" or who desires hospital access. However, it may be a slow process finding such a buyer. Most buyers of office property will choose to locate closer to the new hospital (further out the highway) or closer to the Mt. Dora Central Business District.

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HealthCare Property Appraisers of America, Inc.                               37

The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------





                                                                       SITE DATA
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


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HealthCare Property Appraisers of America, Inc.                               38

                                [INSERT MAP HERE]

The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------


                                    SITE DATA

LOCATION: The Sandybrook Center site is located at 19650 U.S. Hwy East 441, approximately one mile north of Mt. Dora's Central Business District.

PHYSICAL CHARACTERISTICS: The subject is an interior lot with approximately 130 front feet along the south side of U.S. 441, approximately 850 front feet along the north side of Limits Street. It is irregular in shape and contains approximately 19.63 acres of gross area, based on public records.

ZONING: According to Dee Sanders of the City of Mt. Dora City Hall, the subject property is zoned C-3, which generally permits highway commercial development. The subject improvements are considered to be a legal, conforming use.

TOPOGRAPHY: The subject site lies above street grade. General area topography is slightly rolling. The subject site is basically level and falls gradually from north to south. This tract is partially wooded and drainage appears adequate. The site was raised and a drainage system with retention ponds and drains developed. These are well designed and appear efficiently developed.

EASEMENTS AND ENCROACHMENTS: Our site inspection of The Sandybrook Center revealed no adverse easements or encroachments. This property is subject to typical street and utility easements. It should be noted that we would defer to competent legal counsel for verification of these and all other legal matters.

ACCESS: Access to the site is considered good. It has two access points. One is from U.S. 441, a Paved, four-lane highway and the second from Limits Street, a local paved connector to downtown Mt. Dora.


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HealthCare Property Appraisers of America, Inc.                               39

The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------


VISIBILITY: The site's visibility is rated only fair. The main entrance is across the street from the County Club of Mt. Dora. However, the subject improvements are not visible from the highway as its street frontage is only sufficient for an entrance way.

DRAINAGE/FLOOD ZONE: According to National Flood Certification Services, Inc., the subject property is located on a National Flood Insurance Program Map
(NFIP). It is found on Community Panel # 1204210250B, dated 04/01/82, in an area designated as Zone C. A copy of their certification is located in the addenda of this report. This Zone generally refers to: "Areas of minimal flooding".

UTILITIES: The site is served by all municipal utilities and services including water, sewage, police and fire protection. Gas, telephone and electricity are provided by public utility firms.

TRAFFIC ARTERIES: The site has limited frontage on U. S. 441 which is one of the major traffic arteries in the area.

TAXES: According to the tax assessor's office the subject's real estate reported tax value is $3,317,669 which is 100% of the assessed value. The tax rate for the county is 22.348 mils. This indicates an annual tax of $74,122.69 for the subject property, calculated as follows:


Real Estate Tax Assessment          X        Tax Rate    =        Annual Taxes
--------------------------                  ----------            ------------

$3,317,669                          X        .0223418    =        $74,122.69



                              HIGHEST AND BEST USE

The Highest and Best Use of land is that use which may be reasonably expected to produce the greatest net return to the land over a given period of time. Moreover, it is that legal use which will yield to the land the highest present value which is economically feasible, legally


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HealthCare Property Appraisers of America, Inc.                               40

The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------


permissible and maximally productive. The Highest and Best Use analysis is the basis for the final conclusions drawn in this report.

Land is valued as though it were unimproved and available for whatever use would produce the maximum return. Improved property is valued according to the extent to which the improvements are consistent with the Highest and Best Use of the site as if unimproved. The Highest and Best Use of the total properties "as improved" is often determined to be different from the Highest and Best Use of the land when considered as though "unimproved" and available for development. In most cases, the existing use will continue until the land value under its Highest and Best Use exceeds the total value of the property in its existing use. As long as improvements contribute to the land, they constitute the Highest and Best Use.

Highest and Best Use - Unimproved



Legal uses for the subject land, if unimproved, include: Apartments, Retirement Apartments, Offices, Commercial Retail, Institutional, Single-family Residential, Condominiums, Agricultural, and Office Complexes.

The site's physical characteristics of this site, i.e., size, shape, terrain, etc. would permit the following uses: Apartments, Retirement Apartments, Offices, Commercial Retail, Institutional Nursing Home, Single-family Residential, Condominiums, Agricultural, and Office Complexes.

Our market analysis indicates there could be sufficient demand in the general marketplace and in this specific location for the following uses: Apartments, Retirement Apartments, Offices, Nursing Home, Single-family Residential, Condominiums, and Office Complexes.

The following might be economically feasible-: Apartments, Retirement Apartments, Nursing Home, Office, Single-family Residential, Condominiums, and Office Complexes.


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HealthCare Property Appraisers of America, Inc.                               41

The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------


The most probable and reasonable uses for the subject property, if unimproved, might include development of: Apartments, Retirement Apartments, Offices (General or Medical), Nursing Home, Condominiums, and Office Complexes.

When considering the subject site as an unimproved tract of land, and after considering all alternative uses, including use of the facility as a head/neck trauma facility or converting to a nursing home as explained in the section entitled Income Capitalization Approach to Value, it is the appraiser's opinion that Office Complex use would be the ultimate Highest and Best Use. The highest return (greatest value) to the land would ultimately be from office development. Office land generally sells for a considerably higher price per acre than residential land. Therefore, it appears prudent to utilize the subject's high density Commercial (C-3) zoning if possible. Due to the developing nature of this neighborhood, however, it is premature for office development. However, as this corridor develops this should be a desirable office location. The question remains as to how long it will take to reach developable stage for an office complex. Until that time, the Highest and Best Use is an interim use as Speculative Land.



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HealthCare Property Appraisers of America, Inc.                               42

The Sandybrook Center, Mt Dora, Florida
-------------------------------------------------------------------------------






                           DESCRIPTION OF IMPROVEMENTS

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HealthCare Property Appraisers of America, Inc.                              43


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The Sandybrook Center, Mt Dora, Florida
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                           DESCRIPTION OF IMPROVEMENTS

Frank Ramseur of HealthCare Property Appraisers of America, Inc. made an inspection of the subject property on March 19, 1997. The following description of improvements describes the three buildings as they appeared to our inspector on the date of inspection.

SUBJECT IMPROVEMENTS

The subject site is improved with three one-story buildings utilized as The Sandybrook Center. The structure's initial completion date is 1985. The appraiser considers the subject building structure to contain a functional area of approximately 36,270 sf or 1008 sf per bed.

The structure appraised contains all of the functional spaces typically found in buildings designed for Office Complex occupancy, including offices, lobby, activity department, physical therapy, kitchen and dining area, laundry, therapy and examination rooms, public and employee baths, and bedrooms. There are two dining rooms. One in building A and one in building B. The structure has a total possible utilization of 36 beds and is configured for 36 beds. The subject's physical structure appears to be of excellent quality construction and amenities.

The subject's physical structure appears to be of good quality construction and amenities. No Physical Deterioration-Curable (deferred maintenance) was observed. The structure contains some Functional Obsolescence in its special purpose layout. There is also some External Obsolescence due to the remoteness of the site from the more built up area of U.S. Highway 441.

In all of our analysis, we have assumed the subject improvements as being Special Purpose buildings. That assumption is based upon not only the building improvements, which are pod like structures, but also the surrounding area. The building improvements are not so Special Purpose as to preclude alternative uses. Almost any type of medical facility user, if willing to take on development risks, would find these buildings adaptable. Furthermore, a general office

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HealthCare Property Appraisers of America, Inc.                              44

The Sandybrook Center, Mt Dora, Florida
-------------------------------------------------------------------------------


user could also utilize this space with substantial rehab of the interior. There is little or nothing about the interior of these structures to preclude utilization by a commercial enterprise. However, the limited demand for this type space in this location is a problem. Despite the fact that the buildings could conceivably be used for general or medical office use, the fact remains that the subject is poorly located for such use. By illustration, the most desirable physical structure imaginable would have no value if located in a remote corner of the world. Subject's location is simply premature, a problem which will eventually cure itself. But in the meantime, and for the foreseeable future, the outlying location "limits" the demand for this type space in this location.

While there is nothing in subject's construction and layout to absolutely preclude utilization by a commercial enterprise, the reality is that office users are reluctant to take on "development projects." They are particularly reluctant to take on "rehab" projects due to the considerable and real potential for unforeseen cost overruns. By the same token, few developers or speculators would allow much value for subject's structure due to 1) its premature location limiting demand and 2) its unique layout in pod units.

In summary, it is physically possible to utilize the subject's existing structure for either general or medical use. But the reality is that neither a speculator or a user would be likely to pay much for the existing structure over and above land value, for the reasons just discussed.

The Effective Age of the structure is 8 years, and the Remaining Economic Life is considered to be 42 years. Architecture and layout are considered typical for a Office Complex and appears in conformity with the community.

Following is a topical outline of the major improvements:

SITE PREPARATION: The building site was cleared, graded and prepared for construction.

FOUNDATION: The foundation was masonry footings.

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HealthCare Property Appraisers of America, Inc.                              45

The Sandybrook Center, Mt Dora, Florida
-------------------------------------------------------------------------------


FRAME: Frame was wood posts and beams.

FLOOR STRUCTURE: Floor structure consisted of concrete on ground.

FLOOR COVERING: Floor covering was carpet on slab and vinyl composition tile.

CEILING: The ceiling was gypsum board, taped and painted.

INTERIOR CONSTRUCTION: Interior construction was framed.

PLUMBING: All patient bathrooms are two- or three-fixtured china/porcelain fixtures including chrome hardware, grab bars and other invalid aids. Individual bathtubs and showers feature non-slip surfaces, grab bars, shower hoses and non-ambulatory lifts. The property's plumbing is adequate. All bedrooms have a full, private bath with a tub or shower.

SPRINKLER: The buildings are fully sprinklered.

HEATING, COOLING, VENTILATION: The property is heated with a heat pump which also provides air conditioning. Individual rooms are air conditioned with thru-the-wall heat pumps with electrical resistance heating coils in the residents' bedrooms.

ELECTRICAL: Fully wired and lighted with three-phase wiring, adequate to provide lighting and power for all equipment operation including fluorescent and incandescent lighting, reading lights over each bed, nurse call system, fire alarm system, and intercom system.

EXTERIOR WALLS: Exterior walls are wood or steel stud with stucco.

WALL ORNAMENTATION: Wall ornamentation was stucco on wood frame.

ROOF STRUCTURE: The roof structure is wood joists, wood deck.

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HealthCare Property Appraisers of America, Inc.                              46

The Sandybrook Center, Mt Dora, Florida
-------------------------------------------------------------------------------


ROOF COVER: The roof cover was clay tile.

PARKING: Parking and drives of 2" plant mix asphalt on a crushed stone base. Marked parking areas.

DOORS & WINDOWS: Interior doors are solid core; windows are double hung in wood frame.

EQUIPMENT: Specialized equipment necessary for operation as a Office Complex facility has been considered in valuing the subject property. Included in this category are institutional kitchen equipment, stainless steel sinks, food preparation counters, ovens, stoves, dishwashers, walk-in coolers and freezers, exhaust fans and grease traps. Kitchen equipment includes one Duelfin walk-in freezer and one built in walk-in cooler.

ROOM FURNISHINGS: Include a bed, night stand, chair and retractable privacy curtain.

WALKS & DRIVES: Walks are approximately 41" wide and constructed of 2 1/2" concrete.

LANDSCAPING: Rated excellent. The lawn is well established. Landscaping is excellent with plant material mature.

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HealthCare Property Appraisers of America, Inc.                              47

                                                          COST APPROACH TO VALUE

                             COST APPROACH TO VALUE

The Cost Approach is frequently a reliable indicator of a property's value. The Principle of Substitution dictates that The Sandybrook Center will be worth no more than the cost to reproduce improvements with equal utility on an equally desirable site. Conversely, in an active building market, most properties are usually worth at least as much as their cost to reproduce. Otherwise, developers would not be building comparable buildings.

The initial step in the Cost Approach was the estimation of land value. The appraiser next estimated the current construction costs to replace subject's building improvements. The appraiser also considered the possible existence of the three types of depreciation: Physical Deterioration, Functional Obsolescence, and External Obsolescence.

To estimate the actual construction cost of the improvements, the appraiser consulted with various contractors and architects familiar with this type construction. We also have personal knowledge of comparable structures which have been built and are familiar with their actual costs. Finally, we checked with Marshall and Swift Valuation Service to ascertain the current cost factors for this type construction in Mt Dora.

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HealthCare Property Appraisers of America, Inc.                               49

                                 Site Valuation

There are several methods which appraisers may use to estimate vacant land values. These methods include the direct sales comparison, allocation, land residual technique, direct capitalization of ground rent, and the land development method. The direct sales comparison method is based upon the principle of substitution. This is the best method whenever adequate quantities of verified comparable sales data is available. We have used both the direct sales comparison and allocation methods. For Office Complex sites, the land residual or land development methods are not a reliable indicator of value.

Direct Sales Comparison

The direct sales comparison technique is based on the economic principle of substitution. This principle states the value of a property tends to be fixed by the costs of acquiring an equally desirable substitute property with the same or similar utility and physical characteristics. Comparisons are made between the property appraised and the sales of similar properties which have occurred in the marketplace. Typically, units of comparison are derived such as a sales price per square foot, sales price per front foot, or sales price per building unit. In the case of an apartment property, the economic indicator might be cost per apartment, whereas in the case of a nursing home, the unit of value would be cost per patient bed. The comparables are adjusted to reflect similarities and dissimilarities of each to the subject for such characteristics as location, time of sale, existing market conditions, and the physical characteristics of the property. The adjusted sales prices of the comparables then become an indication of value for the subject. In the case of the subject, we have looked to properties with similar zoning and land use which have sold within the Mt Dora area.

The comparable sales utilized in this analysis are summarized in the land sales summary and the adjustment grid which follow this section. A complete description of the individual sales used is also included within this section.


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HealthCare Property Appraisers of America, Inc.                               50

                                  LAND SALE #1

LOCATION:                                               US 441 at Mt. Dora Road
                                                        Mt. Dora, FL

BUYER:                                                  Sterling House Group

SELLER:                                                 Grace Lindbloom, et al

DATE OF SALE:                                           07/96

SIZE:                                                   574' x 300'

FRONTAGE:                                               574 FF

ZONING:                                                 PPUD

SALE PRICE:                                             $140,000

COST/UNIT:                                              $35,476/Acre

COMMENTS:                          This site was purchased for an ACLF facility



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HealthCare Property Appraisers of America, Inc.                               51

                                  LAND SALE #2

LOCATION:                                 S/S Merry Road on E/S of Lake Elsie
                                          Mt. Dora, FL

BUYER:                                    Central Florida YMCA

SELLER:                                   Grace Lindbloom, et al

DATE OF SALE:                             02/95

SIZE:                                     892' X 750'

FRONTAGE:                                 892 FF

ZONING:                                   R-6

SALE PRICE:                               $237,500

COST/UNIT:                                $15,464/Acre

COMMENTS:                         This site adjoins the YMCA and contains 1.5 acres of lake bottom.


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HealthCare Property Appraisers of America, Inc.                               52

                                  LAND SALE #3

LOCATION:                                    US 441 at Pine Avenue
                                             Mt. Dora, FL

BUYER:                                       N/A

SELLER:                                      Walter Pharr

DATE OF SALE:                                For Sale

SIZE:                                        15.05 Acres

FRONTAGE:                                    950 FF

ZONING:                                      C-1 and R-6

SALE PRICE:                                  $525,000

COST/UNIT:                                   $34,888 Acre

COMMENTS:                 This property is southeast of subject 1/4 mile and has similar locational attributes.


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HealthCare Property Appraisers of America, Inc.                               53

                                  LAND SALE #4


LOCATION:                                     US 441 at Sanford
                                              Mt. Dora, FL

BUYER:                                        N/A

SELLER:                                       Listed by Fred Kurras, MAI

SIZE:                                         36 Acres

FRONTAGE:                                     700 FF

SALE PRICE:                                   $1,100,000

COST/UNIT:                                    $30,556 Acre

COMMENTS:           The north half listed at $40,000, per acre
                    is zoned Commercial - 1. The back half at
                    $25,000 per acre is zoned R-1-A and R-3 and
                    has limited access to US 441. This site
                    located 1/4 mile east of subject with
                    similar locational and view/access
                    amenities.


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HealthCare Property Appraisers of America, Inc.                               54

                                  LAND SALE #5

LOCATION:                                      N/E corner 441 at Old Mt. Dora Rd.
                                               Mt. Dora, FL

BUYER:                                         Prestige Ford, Inc.

SELLER:                                        Givens Trust

DATE OF SALE:                                  02/96

SIZE:                                          8.74 Acres

FRONTAGE:                                      Excellent frontage on both highways

SALE PRICE:                                    $1,100,000

COST/UNIT:                                     $54,089 Acre

COMMENTS:                           This large irregular corner, formerly a citrus grove had been cleared. The buyer, a Ford dealership, particularly wanted this corner with strong frontage on both highways.


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HealthCare Property Appraisers of America, Inc.                               55

                      LAND SALES SUMMARY & ADJUSTMENT GRID


Comp #                           Subject                     No. 1                    No. 2                    No. 3
         Address                19650 US              US 441 & Old             W/S Merry Rd               US Hwy 441
                                   441 E               Mt. Dora Rd               & Lk Elsie              At Pine Ave
                            Mt. Dora, FL              Mt. Dora, FL             Mt. Dora, FL             Mt. Dora, FL
----------------------   --------------------   -----------------------   ---------------------     -------------------
SITE DATA

Size (SF)                        855,083                  171,900                  669,000                  655,500
Size (Acres)                       19.63                     3.95                    15.36                    15.05
                                 Limited                      574                      892                      950
Frontage/Visability

Zoning                           C-1/PUD                      PUD                      R-6                    C1/R6
Topography                         Level                    Level                    Level                    Level
Utilities                            All                      All                      All                      All

SALE DATA

Reported Sale Price             ?????????                $140,000                 $237,500                 $525,000
Sale price/SF                       $0.00                   $0.81                    $0.36                    $0.80
Sale Price/Acre                        $0                 $35,476                  $15,464                  $34,888
Transaction Type                     ----                  Closed                   Closed                 For Sale
Rights Conveyed                      ----              Fee Simple               Fee Simple               Fee Simple
Financing Terms                      ----                    Cash                     Cash                     Cash
         adjustment                  ----                    ----                     ----                     ----
Condition of Sale                    ----            Arm's Length             Arm's Length                 For Sale
                                                             ----                     ----                     -15%

Recorded Sale Date                   ----                     796                     2/95                  Current
         adjustment                  ----                    ----                       5%                     ----
Location                             ----                Superior                 Inferior                  Similar
         adjustment                  ----                    -10%                      20%                     ----
Size                                 ----                 Similar                  Similar                  Similar
         adjustment                  ----                    ----                     ----                     ----
Zoning                               ----                 Similar                 Inferior                  Similar
         adjustment                  ----                    ----                      15%                     ----
Topography                           ----                 Similar                  Similar                  Similar
         adjustment                  ----                    ----                     ----                     ----
                                     ----                Superior                 Superior                 Superior
Frontage/Visability                  ----                    -20%                     -20%                     -20%
         adjustment
Utilities                            ----                 Similar                  Similar                  Similar
         adjustment                  ----                    ----                     ----                     ----
                       Adjstd Price/Sq Ft                   $0.59                    $0.41                    $0.54
                          Avg Price/Sq Ft                   $0.58
                        Adjstd Price/Acre                 $25,543                  $17,926                  $27,910
                           Avg Price/Acre                 $26,954


                      LAND SALES SUMMARY & ADJUSTMENT GRID


Comp #                                                        No. 4                    No. 5
         Address                                         US Hwy 441                 US 441 &
                                                         At Sanford             Old Mt. Dora
                                                       Mt. Dora, FL             Mt. Dora, FL
--------------------------                     ------------------------  ------------------------
SITE DATA

Size (SF)                                              1,568,160                1,006,672
Size (Acres)                                               36.00                    23.11
                                                             700                      932
Frontage/Visability

Zoning                                                     C1/R6                  C-1/R-1
Topography                                                 Level                    Level
Utilities                                                    All                      All

SALE DATA

Reported Sale Price                                   $1,100,000               $1,250,000
Sale price/SF                                              $0.70                    $1.24
Sale Price/Acre                                          $30,556                  $54,089
Transaction Type                                        For Sale                   Closed
Rights Conveyed                                       Fee Simple               Fee Simple
Financing Terms                                             Cash                     Cash
         adjustment                                         ----                     ----
Condition of Sale                                       For Sale             Arm's Length

                                                            -15%                     ----

Recorded Sale Date                                       Current                     2/96
         adjustment                                         ----                     ----

Location                                                 Similar                 Superior
         adjustment                                         ----                     -10%

Size                                                     Similar                  Similar
         adjustment                                         ----                     ----

Zoning                                                   Similar                  Similar
         adjustment                                         ----                     ----

Topography                                               Similar                  Similar
         adjustment                                         ----                     ----

                                                        Superior                 Superior

Frontage/Visability                                         -20%                     -20%
         adjustment

Utilities                                                Similar                  Similar
         adjustment                                         ----                     ----

                           Adjstd Price/Sq Ft              $0.48                    $0.89
                             Avg Price/Sq Ft
                            Adjstd Price/Acre            $24,444                  $38,944
                             Avg Price/Acre


Reconciliation of Comparable Sales

The comparables have already been adjusted to the subject in respect to location, size, zoning, topography, corner influence, and utilities. The unadjusted sales prices range from $15,468 to $54,089 per acre. After the adjustments, the comparables form a tighter range of $17,926 to $38,944 per acre. The average adjusted price per acre was $26,954. Typically, the comparables which have the least adjustments are most representative of the subject. Accordingly, it is our opinion that the subject 19.63 acres site has a market value of $500,000 or $25,471 per acre.

SITE VALUE                                                             $500,000
                                                                      ---------
                                                                      ---------


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HealthCare Property Appraisers of America, Inc.                               57

                                 Building Costs

This appraisal firm compiles construction cost data on new and proposed facilities throughout the United States. The hard construction costs vary considerable depending upon geographical location and quality of improvements. To estimate the Replacement Cost of The Sandybrook Center, the appraiser utilized the Segregated Cost Method of cost estimating. This method is designed to give separate consideration to all the major construction components of a building. Many parts of a building, such as floor, ceiling and lighting, increase in cost directly as the floor area of the building increases. Other building costs vary with relation to parameters other than the floor area. However, most costs can be related to floor area, wall area, roof area, or sometimes an individual count of unit installations.

To facilitate the application of these individualized costs, they are grouped so that all costs related to floor area can be added together and applied to the total floor area, all wall area costs can be added together and applied to the wall area, and all roof costs can be applied to the ground floor or roof area.

The appraiser utilized the Marshall and Swift Valuation Service, which is the most widely recognized cost estimating manual in the world. This manual separates each type of building by occupancy, type of construction, and quality. It also makes adjustments for current cost factors on a monthly update basis.

Using the Marshall and Swift Valuation Service, the appraiser selected the particular construction characteristics of The Sandybrook Center building improvements and selected the appropriate quantity cost factors and adjustments.

Using the computer program, a Replacement Cost New of subject's building improvements as well as individual estimates of depreciation for each component item were developed. The computer calculations included all Direct Costs. The Marshall and Swift Valuation Service includes

---------------------------

HealthCare Property Appraisers of America, Inc.                               58
architectural fees, loan interest and some other minor Indirect Costs. It specifically excludes some of the costs of doing business, or Indirect Costs, which we have estimated as follows:

Taxes                                          0.4%

Marketing                                      0.4%

Loan Points and Fees                           2.0%

Legal                                          0.5%

Accounting                                     0.2%
                                               ----
Total Indirect Costs                           3.5%


Our estimate of Indirect Costs were based on a percentage of Total Cost-New (depreciated at the same rate as the building improvements). The Total Cost-New includes not only Direct Cost of construction, as developed by the Marshall and Swift Valuation Service, but also the cost of land.

Our on-site inspection of The Sandybrook Center did not reveal any obvious Physical Deterioration-Curable (deferred maintenance). Overall, the property appeared to be well maintained and only normal maintenance situations were observed. The subject building improvements undoubtedly contain some functional and/or external obsolescence. The buildings contain, to some extent, Special Purpose improvements. Medical buildings generally contain an excess of electrical and plumbing not found in general purpose buildings. A potential user may not be able or willing to work with the specific office layouts or the room configuration in the residential buildings. Therefore, a potential buyer would probably make some discount in price to reflect the inefficiency of the room layout and excess finish work found in the subject buildings. Additionally, there is probably not a strong demand for medical type users in this specific location as this is an outlying developing area. The new hospital has attracted some medical users to Highway 441. A couple of medical practices have even converted used car lots and fast food buildings to medical use. However, those conversions were considerably closer to the hospital. The proximity to the country club gives our subject excellent exposure. However, we suspect it will be some time before a medical user can be found or a corporate user enticed out of Orlando. At this time, there simply is little demand for office space this far from the hospital or the Central Business District. How

---------------------------

HealthCare Property Appraisers of America, Inc.                               59
much the typical buyer would discount the property would depend upon his specific situation. Therefore, there is no way to accurately measure functional and/or external obsolescence of this specific property in this specific location. After reviewing the experience of other sellers of Special Purpose Properties in our Sales Comparison Approach, we have made a judgement that the combination of functional obsolescence and external obsolescence in the subject property is approximately 60%. It is our opinion that the probability of obtaining a purchaser/user of the subject property who will allocate considerable value to the building shell without making substantial discount for functional and/or external obsolescence is rated only POOR. The most likely scenario is that there will not be a purchaser who will pay ANYTHING for the subject's improvements. However, if a buyer can be found who sees value there, our discussions with realtors who deal with this type property revealed that the buyer would expect a discount of between 50% and 75% ....... hence our selection of a 60% discount.

---------------------------

HealthCare Property Appraisers of America, Inc.                               60

SECTION 1:
OCCUPANCY:  OFFICE BUILDING

CLASS:  D Frame                              COST RANK:  3.5 Above Average/High
EFFECTIVE AGE:  9 Years                      Condition:  3.5 Good
NUMBER OF STORIES:  1.0                      AVERAGE STORY HEIGHTS:  10.0
FLOOR AREA:  17,100 Sq. Ft.                  COST AS OF:  3/97


                                                                                            REPLACEMENT COST

                                                                                     --------------------------------
COMPONENT                                               UNITS            COST             NEW             DEPR
--------------------------------------------------- --------------- ---------------- --------------- ----------------
FOUNDATION:

   Concrete, Bearing walls..........................    17,100             1.93           33,003           13,201
FRAME:

   Wood, Mill Type..................................    17,100             4.27           73,017           29,207
FLOOR STRUCTURE:
   Concrete on Ground...............................    17,100             3.22           55,062           22,025
FLOOR COVER:
   Carpet and Pad...................................     6,840             4.17           28,523           11,409
   Tile, Ceramic....................................       855             9.61            8,217            3,287
   Vinyl Composition Tile...........................     9,405             1.74           16,365            6,546
   SUBTOTAL.........................................                                      53,105           21,242
CEILING:

   Gypsum Board, Taped & Paint......................    17,100             1.34           22,914            9,166
   Ceiling Insulation...............................    17,100             0.67           11,457            4,582
   SUBTOTAL.........................................                                      34,371           13,749
INTERIOR CONSTUCTION:

   Interior Construction, Framed....................    17,100            18.92          323,532          129,413
PLUMBING:

   Plumbing.........................................    17,100             6.19          105,849           42,340
HEATING AND COOLING:
   Heat Pump........................................    15,390             8.42          129,584           51,834
ELECTRICAL:

   Electrical.......................................    17,100            10.58          180,918           72,367
   Standby Generator, Diesel........................       100              340           34,000           13,600
   SUBTOTAL.........................................                                     214,918           85,967
EXTERIOR WALL:

   Face Brick Veneer................................    11,970            17.32          207,320           82,928
   Insulation.......................................    11,970             0.57            6,823            2,729
   SUBTOTAL.........................................                                     214,143           85,657
ROOF STRUCTURE:.....................................

   Wood Joists, Composition Deck....................    17,100             4.73           80,883           32,353
ROOF COVER:
   Composition Shingle..............................    17,100             1.58           27,018           10,807
TOTAL...............................................                                   1,344,485          537,795
ARCHITECT'S FEES....................................      6.7%                            90,753           36,301
--------------------------------------------------- --------------- ---------------- --------------- ----------------
REPLACEMENT COST NEW................................    17,100            83.93        1,435,238
DEPRECIATION........................................   (60.0%)                         (861,142)
DEPRECIATED COST....................................                                                      574,096
--------------------------------------------------- --------------- ---------------- --------------- ----------------


---------------------------

HealthCare Property Appraisers of America, Inc.                               61

OCCUPANCY:  APARTMENT

CLASS:  D Frame                              COST RANK:  3.5 Above Average/High
EFFECTIVE AGE:  9 Years                      Condition:  3.5 Good
NUMBER OF STORIES:  1.0                      AVERAGE STORY HEIGHTS:  10.0
FLOOR AREA:  19,170 Sq. Ft.                  COST AS OF:  3/97


                                                                                            REPLACEMENT COST

                                                                                     --------------------------------
COMPONENT                                               UNITS            COST             NEW             DEPR
--------------------------------------------------- --------------- ---------------- --------------- ----------------
EXCAVATION & SITE PREPARATION
   Site Preparation.................................    19,170             0.21            4,026            1,610

FRAME:
   Wood, Mill Type..................................    19,170             3.87           74,188           29,675

FLOOR STRUCTURE:
   Concrete on Ground...............................    19,170             3.05           58,468           23,387

FLOOR COVER:
   Carpet and Pad...................................     9,585             3.54           33,931           13,572
   Tile, Ceramic....................................       958             8.95            8,579            3,432
   Vinyl Composition Tile...........................     8,626             1.64           14,147            5,659
   SUBTOTAL.........................................                                      56,657           22,663

CEILING:
   Gypsum Board, Taped & Paint......................    19,170             1.29           24,729            9,892
   Ceiling Insulation...............................    19,170             0.73           13,994            5,598
   SUBTOTAL.........................................                                      38,723           15,490

INTERIOR CONSTRUCTION:
   Interior Construction, Framed....................    19,170            13.73          263,204          105,282

PLUMBING:
   Plumbing.........................................    19,170             6.25          119,813           47,925

FIRE PROTECTION:
   Sprinklers.......................................    14,000             2.38           33,320           13,328

HEATING AND COOLING:
   Heat Pump........................................     7,500             6.19           46,425           18,570
   Window Heat Pump.................................        11            1,426           15,686            6,274
   SUBTOTAL.........................................                                      62,111           24,844

ELECTRICAL:
   Electrical.......................................    19,170             5.14           98,534           39,414

EXTERIOR WALL:
   Face Brick Veneer................................    13,419            16.10          216,046           86,418
   Insulation.......................................    13,419             0.53            7,112            2,845
   SUBTOTAL.........................................                                     223,158           89,263

ROOF STRUCTURE:.....................................
   Wood Joists, Composition Deck....................    19,170             4.41           84,540           33,816

ROOF COVER:
   Composition Shingle..............................    19,170             1.45           27,796           11,118
SUBTOTAL SUPERSTRUCTURE.............................    19,170            59.70        1,144,538          457,815


---------------------------

HealthCare Property Appraisers of America, Inc.                               62


                                                                                            REPLACEMENT COST

                                                                                     --------------------------------
COMPONENT                                               UNITS            COST             NEW             DEPR
--------------------------------------------------- --------------- ---------------- --------------- ----------------
YARD IMPROVEMENTS:

   Paving, Asphalt..................................   120,000             2.10          252,000          100,800
--------------------------------------------------- --------------- ---------------- --------------- ----------------
TOTAL...............................................                                   1,396,538          558,615
ARCHITECT'S FEES....................................       6.9%                           96,128           38,451
--------------------------------------------------- --------------- ---------------- --------------- ----------------
REPLACEMENT COST NEW................................    19,170            77.86        1,492,666
DEPRECIATION........................................     (60.0%)                        (895,600)
DEPRECIATED COST....................................                                                      597,066
--------------------------------------------------- --------------- ---------------- --------------- ----------------

SUMMARY  .........                       TOTAL COST NEW                         DEPR

1:  OFFICE BUILDING                         1,435,238                           574,096
2:  APARTMENT.....                          1,492,666                           597,066
TOTAL COST........                          2,927,904                         1,171,162

ROUNDED TO NEAREST $100                     2,927,900                         1,171,200
Cost Data by MARSHALL & SWIFT


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HealthCare Property Appraisers of America, Inc.                               63

                                             SUMMARY OF COST APPROACH

Bldg. Improvements - Replacement Cost                                                               $2,927,900
Indirect Costs                                                                                         119,977
                                                                                                  ------------
Total Costs:                                                                                        $3,047,877

Less Depreciation:

     Physical Deterioration - Curable                                             $0
     Physical Deterioration - Incurable
     Replacement Costs                                                             0

     Physical Deterioration - Incurable

     Indirect Costs                                                                0
     Physical Deterioration - Incurable
     Devel. Profit & Overhead                                                      0
     Functional Obsolescence                                               1,828,726
                                                                        ------------
     External Obsolescence @ 60%

Total Depreciation                                                                                   1,828,726
                                                                                                  ------------
     Depreciated Value                                                                              $1,219,151

Land Value                                                                                         $   500,000
                                                                                                  ------------
Market Value - Real Estate                                                                          $1,719,151
Add Furniture, Fixtures, Equipment                                                $0
Less Depreciation                                                                  0
                                                                        ------------
Depreciated Value of FF&E                                                                                   $0
                                                                                                  ------------
MARKET VALUE OF REAL & PERSONAL PROPERTY By Cost Approach "As Is"
                                                                                                    $1,719,151
                                                                                 (R)                $1,720,000
                                                                                                  ------------
                                                                                                  ------------



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HealthCare Property Appraisers of America, Inc.                               64

The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------




                     INCOME CAPITALIZATION APPROACH TO VALUE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               65

The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------



                     INCOME CAPITALIZATION APPROACH TO VALUE

To estimate the Market Value of The Sandybrook Center through the Income Capitalization Approach, the appraiser attempted to project the income the subject might generate by a lease to other healthcare and non-healthcare users.

A major underlying premise of the Income Capitalization Approach holds that the subject property can be rented. This premise assumes a viable rental market sufficient to develop rates of: (1) rental, (2) occupancy, (3) expenses and (4) capitalization. We were unable to develop sufficient data to process a convincing Income Approach to Value. The absence of sufficient data to develop an Income Approach suggests the buyers for this type property are users rather than investors seeking an income stream. This tends to invalidate the use of the Income Approach for this appraisal. Both the lack of market rental data and the available sales data on this type property suggest that the most likely purchaser will be an owner/occupant not an investor buying for income. It was not deemed helpful to develop and analyze rental data in great detail. However as a check against the other two approaches to value, an overview of rental possibilities and alternatives was considered to see what return and capitalized value might be expected if in fact an investor/purchaser could be found. In attempting an Income Capitalization Analysis, this appraiser considered the leasability of subject property to:

         -        Similar Residential Healthcare Tenants

         -        Alternative Medical Non-residential User/Lessees

         -        Alternative Non-medical Institutional Users

         -        General Office/Retail Users


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               66


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The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------

Alternatives by type included:

1.       Similar Healthcare Residential Use:
         a.       Nursing Home
         b.       Rest Home
         c.       Assisted Living Facility
         d.       Head Trauma
         e.       Drug/Chemical Rehab
         f.       Group Home

2.       Alternative Health Care, Non-residential Use
         a.        Kidney Dialysis
         b.        Outpatient Services
         c.        Adult Care
         d.        Medical Office
         e.        Mental Health

3.       Alternative Non-Medical Institutional Use
         a.        Correctional Facility
         b.        Corporate Retreat

4.       General Real Property Use
         a.       Office
         b.       Retail

The subject property has limited leasability as a nursing home, assisted living facility, or rest home for several reasons. It is configured in several buildings which makes a nursing home operation quite inefficient. The square feet per bed in a nursing home is also much lower (avg nursing home = 300 SF Per
Bed) than in the subject (approximately 1000 SF Per Bed). Furthermore the rental paid per bed or per square foot for a nursing home is determined mostly from the economics of the nursing home operation, making each facility unique and distorting any comparison.



--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               67

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The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------

The possibility of leasing the subject to another operator of head trauma rehab facilities is probably impractical. We did not consult other operators in the interest of confidentiality. However, the present lessee is one of the best operators of this type. One must assume that if they cannot make the head trauma rehab business work in this facility, any other operator would have similar problems. The problems in the head trauma industry and the rehab industry generally evolve from tightening up of HMO's and other managed care operations. These same problems are also a concern for drug/chemical rehab operations and all other rehab operators. Therefore, most operators of this type are not seeking to expand and certainly not into marginal markets or locations where other medical operators have had difficulty. When they do, the rent is dictated by the business potential of the specific operation in that specific location. Comparisons of other special use rehab buildings in other locations were of little assistance in establishing fair market rental for the subject in
 .

There is some potential for leasing the subject to some type of group home operator, i.e., homes for troubled teens, halfway houses, mentally retarded, etc. This is an expanding market. However, the rentals paid by this type operation are dictated by politics, altruism, and the construction cost of the facility, rather than by market competition. Therefore, analysis of this type rental is of limited use in attempting to establish a fair market rental for the subject in Mt Dora.

In looking at alternative healthcare in non-residential settings, we did find that there has been considerable expansion of this type service. Those uses most often encountered include kidney dialysis, outpatient services, adult care, medical offices and mental health services. However, as in residential healthcare operations, we found that rentals were not determined by market competitive factors. Most often they were a function of the cost of the special use property and the rent necessary to service the debt.

There is some market for the subject for rental to an alternative non-medical institutional user such as a correctional facility. The privatization of the penal system is a slowly evolving phenomena but certainly a trend. However, the instances are scarce and riddled with politics making comparison of rentals useless. The other non medical use would be for a corporate retreat. While there are


--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.                               68

The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------

buyers for this type use, they generally require an even more remote site than subject's and are bought by owner/occupants not for investment. We do feel there is some potential for selling the subject as an owner/occupant corporate retreat -- but not much as a rental corporate retreat.

Some properties like subject have been purchased for conversion to general office or retail use. The rentals here are usually dictated by market forces as there are other alternatives available.

The subject probably has very little potential for acquisition by an investor intending to rent out for retail use. Its location is out of the most desirable commercial development and visibility is very poor. The subject probably has fair potential for rental for office use. Its location is good for office, just premature. Office properties in Mt Dora are currently bringing $4.00 to $5.00 per square foot on a net basis. The subject might then be expected to have a theoretical potential to develop net income of $163,215 (36,270 sf x $4.50). Utilizing a capitalization rate of 10% would suggest a value by the Income Capitalization Approach of:


                                    CAPITALIZATION
         NET INCOME   DIVIDED BY         RATE             =     VALUE
         ----------                 --------------              -----
          $163,215    DIVIDED BY          10%             =   $1,630,000




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HealthCare Property Appraisers of America, Inc.                               69

The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------











                       SALES COMPARISON APPROACH TO VALUE

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------















--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.

                                                                              70

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The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------





                       SALES COMPARISON APPROACH TO VALUE

The sales comparison approach is defined as "a set of procedures in which an appraiser derives a value indication by comparing the property being appraised to similar properties that have been sold recently, applying appropriate units of comparison, and making adjustments, based on the elements of comparison, to the sales prices of the comparables." (This information taken from The Dictionary of Real Estate & Appraisal, American Institute of Real Estate Appraisers, second edition.)

In this approach, the market value of the subject is estimated by comparing it to similar properties that have sold, recently. This approach is predicated on the direct relationship between subject property's market value and the sale prices of comparable properties.

The accurate application of this approach is based, in part, on the choice of an appropriate unit of comparison, as shown on the summary grid. The income multiplier was not considered appropriate as the potential buyers for this type property come from several dissimilar industries with different income characteristics. The physical indicators included sales price per revenue-generating unit (beds) and sales price per square foot of building area. Both the sales price per bed and per square foot were considered appropriate with the price per square foot viewed as having the highest correlation to market value. The appraiser researched sales of Special Purpose medical use buildings that have re-sold for a different use. The following section presents information on the sales analysis of comparables for an indicated value of the subject property.



--------------------------------------------------------------------------------
HealthCare Property Appraisers of America, Inc.
                                                                              71

                              IMPROVED SALE #95075

                            [INSERT PHOTOGRAPH HERE]



                                  PROPERTY DATA

Name/Location:                                                Melbourne Hotel & Conference Ctr.
                                                              4611 Bee Caves Road
                                                              Austin, TX

Level of Care:                                                Hotel

Improvements/Condition:                                       Class D, wood frame w/ masonry interior
                                                              walls in average condition.

Age:                                                          1985

Number of Units:                                              60

Gross Building Area:                                          44000 s.f.

S.F./Unit:                                                    733 s.f.


                                    SALE DATA

Date of Sale:                                                 OCT 91

Grantor:                                                      Comprehensive Addiction Prog.

Grantee:                                                      West Star Dev. Co.

Sale Price:                                                   $900000

Financing:                                                    Cash; conventional loan.




                                   INDICATIONS

Price/Unit (Apt/Bed)                                          $15000

Price/S.F.:                                                   $56 s.f.




Comments:                  25 semi-pvt with F/B; State of FL does not require CON for substance abuse facility;
                           purchased vacant with intent to renovate at cost of $600K for use as medical office bldg. w/ lab, X-ray and short procedure surgery.


                              IMPROVED SALE #95074

                            [INSERT PHOTOGRAPH HERE]



                                  PROPERTY DATA
Name/Location:                                                Capitol Medical Center
                                                              2711 Capitol Med. Ctr. Blvd.
                                                              Tallahassee, FL

Level of Care:                                                REHAB

Improvements/Condition:                                       Class D, metal frame, 1-story in average
                                                              condition.

Age:                                                          1989

Number of Units:                                              60

Gross Building Area:                                          16000 s.f.

S.F./Unit:                                                    267 s.f.



                           ADJUSTED SALES COMPARISONS

                           SALE PRICE PER SQUARE FOOT




                                   [GRAPH]


                                       SALES COMPARISON SUMMARY GRID

------------------------- ------------------------- ----------------------- ------------------------ -------------------------
Comp #                            SUBJECT                   #95074                  #95075                    #95076
Name                             Sandybrook             Bowling Green            Bowling Green                Chaps
                                   Center               Of Tallahassee           Of the Hills                 Koala
                                  Mt. Dora               Tallahassee                Austin                    Durham
City                                 FL                       FL                      TX                        NC
State


------------------------- ------------------------- ----------------------- ------------------------ -------------------------

PROPERTY DATA

Year Built                          1988                     1989                    1985                      1986
# Beds                               36                       50                      60                        42
GBA (sf)                           36,270                   16,000                  44,000                    22,812
SF Per Bed/Apt                      1008                     320                      733                      543

SALE DATA

Date of Sale                                                10/91                    5/92                     10/93
Sale Price                                                 $900,000                $850,000                  $640,000
Price/Bed                                                  $18,000                  $14,167                  $15,238
Price/SF                                                    $56.25                  $19.32                    $28.06

CUMULATIVE ADJUSTMENTS

Rights Conveyed                                               0%                      0%                        0%
  Adjusted Price                                           $18,000                  $14,167                  $15,238
                                                             $56                      $19                      $28
Financing Terms                                               0%                      0%                        0%
  Adjusted Price                                           $18,000                  $14,167                  $15,238
                                                             $56                      $19                      $28
Conditions of Sale                                            0%                      0%                        0%
  Adjusted Price                                           $18,000                  $14,167                  $15,238
                                                             $56                      $19                      $28
Market Conditions                                            17%                      15%                       0%
  Adjusted Price                                           $20,970                  $16,292                  $16,838
                                                             $66                      $22                      $31

NON-CUMULATIVE
ADJUSTMENTS

Physical                                                     15%                      15%                      15%
Characteristics:
  Location                                                   -10%                     0%                        0%
Economic Factors                                              0%                      0%                        0%
Non-Cumulative                                                5%                      15%                      15%
Adjustments
ADJUSTED VALUE
INDICATORS

  Sale Price/Bed                                           $22,019                  $18,735                  $19,364
  Sale Price/SF                                              $69                      $26                      $36

Average Sale Price/Bed                                     $21,853
Average Sale Price/SF                                        $40





                                       SALES COMPARISON SUMMARY GRID

------------------------- ----------------------- ------------------------ -------------------------
Comp #                            #95077                  #95078                    #1778
Name                             Joseph B                  Hunt                   Ferncrest
                                Thomas Hsp               Hospital                   Manor
                                 Peabody                  Danvers                New Orleans
City                                MA                      MA                       LA
State
------------------------- ----------------------- ------------------------ ========================

SITE DATA

Year Built                         N/A                      N/A                     1987
# Beds                              59                      120                      214
GBA (sf)                          40,474                  120,000                  94,840
SF Per Bed/Apt                     686                     1000                      443

SALE DATA

Date of Sale                      12/92                    7/90                     9/94
Sale Price                      $2,800,000              $3,000,000               $6,503,000
Price/Bed                        $47,458                  $25,000                  $30,388
Price/SF                          $69.18                  $25.00                   $68.57

CUMULATIVE ADJUSTMENTS

Rights Conveyed                     0%                      0%                       0%
  Adjusted Price                 $47,458                  $25,000                  $30,388
                                   $69                      $25                      $69
Financing Terms                     0%                      0%                       0%
  Adjusted Price                 $47,458                  $25,000                  $30,388
                                   $69                      $25                      $69
Conditions of Sale                  0%                      0%                       0%
  Adjusted Price                 $47,458                  $25,000                  $30,388
                                   $69                      $25                      $69
Market Conditions                  14%                      21%                      8%
  Adjusted Price                 $53,864                  $30,250                  $32,895
                                   $79                      $30                      $74

NON-CUMULATIVE

ADJUSTMENTS

Physical                           -25%                     0%                      -35%
Characteristics:
  Location                         -25%                    -25%                      0%
Economic Factors                    0%                      0%                       0%
Non-Cumulative                     -50%                    -25%                     -35%
Adjustments
ADJUSTED VALUE

INDICATORS

  Sale Price/Bed                 $26,932                  $22,688                  $21,382
  Sale Price/SF                    $39                      $23                      $48

Average Sale Price/Bed
Average Sale Price/SF



                                    SALE DATA
Date of Sale:                                                 SEP 94

Grantor:                                                      New Orleans Health Care

Grantee:                                                      Prestige Care, L.L.C.

Sale Price:                                                   $6503473

Financing:                                                    $1,534,723 cash; Note for $968,750 at 8.5%.





                                   INDICATIONS
Price/Unit (Apt/Bed)                                          $30390

Price/S.F.:                                                   $69 s.f.

Comments:                  Sale at RTC sealed bid auction; grantee proposed to partially convert to adolescent psyc facility.



                               IMPROVED SALE #1778

                             [INSERT PHOTOGRAPH HERE]


                                  PROPERTY DATA

Name/Location:                                                Ferncrest Manor Nursing Home
                                                              14500 Hayne Blvd.
                                                              New Orleans, LA

Level of Care:                                                NH

Improvements/Condition:                                       1-story, masonry in good condition.

Age:                                                          1987

Number of Units:                                              214

Gross Building Area:                                          94840 s.f.

S.F./Unit:                                                    443 s.f.

Occupancy:                                                    0.61




                                    SALE DATA
Date of Sale:                                                 JUL 90

Grantor:                                                      Town of Danvers

Grantee:                                                      Beverly Hospital Corp.

Sale Price:                                                   $3000000

Financing:                                                    Cash.



                                   INDICATIONS

Price/Unit (Apt/Bed)                                          $25000

Price/S.F.:                                                   $25 s.f.



Comments:                  Sold with all FF&E; After sale 50% was converted to outpatient, day surgery, Phys. &
                           Occ. therapy and EMER. room at cost of $322K. Remainder converted to SNF licensed for
                           60 beds; Conversion cost was $950K with $200K for F&F; Plus $350K to repair roof, parking and other maint.

                              IMPROVED SALE #95078

                            [INSERT PHOTOGRAPH HERE]


                                  PROPERTY DATA

Name/Location:                                                Hunt Hospital
                                                              75 Lindall Street
                                                              Danvers, MA

Level of Care:                                                HOSP

Number of Units:                                              120

Gross Building Area:                                          120000 s.f.

S.F./Unit:                                                    1000 s.f.


                                    SALE DATA

Date of Sale:                                                 DEC 92

Grantor:                                                      City of Peabody

Grantee:                                                      Lahey Clinic

Sale Price:                                                   $2800000

Financing:                                                    Cash to seller.



                                   INDICATIONS

Price/Unit (Apt/Bed)                                          $47458

EGIM:                                                         0.19

Overall Rate:                                                 -1.1670

Comments:                  Inc/Exp adjusted YE 1991; Purchased for conversion to rehab hospital.


                              IMPROVED SALE #95077

                            [INSERT PHOTOGRAPH HERE]



                                  PROPERTY DATA
Name/Location:                                                Josiah B. Thomas Hospital
                                                              15 King Street
                                                              Peabody, MA

Level of Care:                                                HOSP

Number of Units:                                              59

Occupancy:                                                    0.76

Effective Gross Income:                                       $15016254

Expenses:                                                     $18283314

Net Income:                                                    $3267060

                                SALE DATA


Date of Sale:                         OCT 93

Grantor:                              Koala North Carolina, Inc.

Grantee:                              J. Chapman and F. Blackwell

Sale Price:                           $640000

Financing:                            All cash.




                              INDICATIONS


Price/Unit (Apt/Bed)                  $15238

Price/S.F.:                           $28 s.f.


Comments:   Opened in '86, closed in '92; Purchased for conversion to ALF;
            Of the 9.17 acre site, 6.42 is considered undevelopable;
            all equipment is included.

                          IMPROVED SALE #95076






                               [PHOTO]






                              PROPERTY DATA


Name/Location:                              Chaps Koala Center
                                            5010 Alston Avenue
                                            Durham, NC

Level of Care:                              REHAB

Improvements/Condition:                     1-story, steel frame, vinyl siding
                                            in good condition.

Age:                                        1986

Number of Units:                            42

Gross Building Area:                        22812 s.f.

S.F./Unit:                                  543 s.f.



                                    SALE DATA

Date of Sale:                                                 MAY 92

Grantor:                                                      Comprehensive Addiction Prog.

Grantee:                                                      Peter C. Kern

Sale Price:                                                   $850000

Financing:                                                    Cash to seller; conventional financing.





                                   INDICATIONS

Price/Unit (Apt/Bed)                                          $14167

Price/S.F.:                                                   $19 s.f.



Comments:                  Purchased vacant w/ no license to renovate into an ALF; TX has not required CON since
                           1985; all utilities and on-site septic.



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The Sandybrook Center, Mt Dora, Florida
--------------------------------------------------------------------------------



                      COMPARISON OF COMPARABLES TO SUBJECT

In our final and most detailed analysis and comparison to subject, the appraiser selected comparable sales with the highest combination of important similar characteristics. The sales selected were all special use medical facilities that were sold for a different use than that of the previous tenant. All sales utilized were from the period of 1990 to 1994. We would have preferred to utilize more recent sales data. However, our primary consideration in comp selection was to find buildings that had a former medical use that had been converted to a new and different use. Some buildings were converted from nursing homes to office use. Others from hospitals to general or medical use. The critical factor was felt to be a need to find sales that reflected the functional obsolescence problems inherent in a transition from medical to other use. The amount of data available that addresses this specific situation is limited. The appraiser was able to develop such data and the sales used are the result of that research. We were unable to find any more recent sales that addressed the specific appraisal problem. It was felt more important to utilize sales that addressed the specific appraisal problem, albeit not current sales, rather than use sales of a more current date that did not specifically address this unique situation.

There is. no real trend evident in analysis of this data. Each sales situation is very unique and reflects the level of desperation of the seller to unload his "white elephant" as well as the willingness of a new user to take on a complicated real estate renovation project and his available options both from a real estate and business standpoint.

The appraiser utilized the same sales for all properties appraised in this assignment. The problems studied and affecting the value of each problem are the same. The analysis of discount in the market place for conversion to another use will be similar. The medical market is a national or regional market and therefore sales in one state are applicable to another in this particular situation. The specific discount applied to one property will have some locational characteristics. However, this has more to do with the specific analysis of each particular purchaser and his own business situation rather than the specific location.


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Sales of office buildings were not compared as the typical office building is so considerably different from the subject as to require major adjustments for comparison purposes. The main point derived from analysis of the sales used is to illustrate that the market will make a very substantial adjustment downward in price to reflect the functional obsolescence problems to be dealt with in a conversion of use process. Analysis of office building sales would not deal with the main appraisal problem affecting the subject.

                           Explanation of Adjustments

All sales are of Special Purpose medical buildings. Each sale has been adjusted for differences, both economic and physical, in relation to the subject. Following is a discussion of each characteristic of the property with an explanation of the adjustments made to each comparable sale.

Cumulative Adjustments

"Cumulative Adjustments" were applied to the sales prior to other adjustments in order to reconcile the sales prices for intangible occurrences which could alter the sales prices. Additional non-cumulative adjustments for physical and economic considerations are analyzed thereafter. Cumulative adjustments considered included:

         Property Rights Conveyed

         This adjustment is for sales which had rights conveyed differently than the subject's. In this appraisal, the Fee Simple Going Concern is being appraised. All of the sales were also sold as Going Concerns, none of which were leased facilities. As the appraiser, at this point in this analysis, is seeking Fee Simple Value of Going Concern, no adjustment was made.

         Financing

         No adjustment is applied for financing, as all sales are reported to be cash to seller or cash equivalent transactions. We are not aware of atypical financing that would require an adjustment for cash equivalency.

         Conditions of Sale

         No adjustments were considered necessary to reflect any special conditions or terms of sale.


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         Market Conditions (Date of Sale)

         Adjustments for recorded sales date, or time, is reflective of differences in the market at different times. An upward adjustment of approximately 10% annually was made to the comparables sale prices.

Non-Cumulative Adjustments

         Location

         Locational adjustments reflect the difference in value attributed to a property's specific location. The subject's location in an outlying location without any other medical users in the immediate area indicates the need for a discount.

         Quality/Design

         This adjustment reflects physical differences of specific properties for varying qualities of building materials, layout, building finish, etc.

         Condition/Age

         Many older facilities receive renovations and on going maintenance due to State requirements and market expectations. However, their appeal to the private pay market is less than newer facilities. In addition, newer facilities are generally more efficient to operate, thus increasing profit.

         Average Square Footage Per Bed

         The comparables presented a range of 320 s.f. to 1,000 s.f. per bed. The subject, at 1,008 s.f., is at the upper end of the range. The area per bed is an indication of the existence, or at least the potential, for better support areas which can positively affect profitability.

                               Sales Price Per Bed

HealthCare Property Appraisers maintains a nationwide data bank on long term health care facilities, which currently includes sales of over 1,200 facilities. Facilities that are sold for shell value only sometimes bring as little as $10,000 to $12,000 per bed. Facilities which are of good quality but predominantly medicaid funded are selling on a nationwide basis for approximately $25,000 to

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--------------------------------------------------------------------------------


$50, 000 per bed. The- higher quality homes, which offer better care services, more amenities, and therapy areas (or homes which show unusual profit potential), are generally sold for $45,000 to $75,000 per bed.

The comparables selected for close analysis have an unadjusted sales price per bed range from $14,167 to $47,458 with an average of $25,042. The factors which affect the sales price per bed include unit mix, number of residents per room, project amenities, and average area per bed. Typically, a property which has a larger average area per bed will sell at a higher unit price.

After adjusting the comparables to the subject using the net income differential multiplier, the sales price per bed formed a range of $18,735 to $26,932 with an average of $21,853. Giving further consideration to subject's average bed area and other physical characteristics, the value range on a per bed basis is estimated at $21,500 to $22,500. Applying this range to the subject's 36 indicates a value range of $774,000 to $810,000.


         # BEDS      X        SALE PRICE PER BED        INDICATED VALUE
        -------
           36        X        $21,500 to $22,500        $774,000 to $810,000



                           Sales Price Per Square Foot

The unadjusted comparables formed a sales price range from $19 to $69 per square foot with an average of $44. An inverse relationship usually exists between the sales price per square foot and the average area per bed, assuming all amenities and services are similar. A smaller unit usually generates more income on a per square foot basis than a larger unit. This is reflective of the staffing costs as, typically, the per resident day costs are not directly influenced by the unit size. After adjustments, the comparables formed a sales price per square foot range of $23 to $69 with an average of $40.


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Considering the subject's functional utility, area per resident, quality and condition, we believe a value range of $37.50 to $42.50 per square foot to be indicated. Applying the unit values to the subject's 36,270 of gross building area indicates a value range of $1,360,125 to $1,541,475.


BUILDING SIZE     X        SALE PRICE PER SF    =        INDICATED VALUE
-------------              -----------------             ---------------
36,270            X        $37.50 to $42.50     =    1,360,125 to $1,541,475



                  Reconciliation of Sales Comparison Indicators

The value ranges developed by both of the physical indicators are summarized below:


------------------------------------  ---------------------------------
------------------------------------  ---------------------------------
INDICATORS OF VALUE                   VALUE RANGE

------------------------------------  ---------------------------------
------------------------------------  ---------------------------------
SALES PRICE PER BED                   $774,000 to $810,000
SALES PRICE PER SQUARE FOOT           $1,360,125 to $1,541,475

------------------------------------  ---------------------------------
------------------------------------  ---------------------------------


The sales price per bed tends to be a good indicator if the comparables have similar rates, per patient day occupancy, and self pay ratios. Due to the uniqueness of each of the comparables, the price per bed is not considered to be a strong indicator. The sales price per square foot is considered a stronger indicator. Giving consideration to current market conditions and the subject's physical characteristics, the sales comparison approach suggests a narrower range of $1,350,000 to $1,450,000.

The Sales Comparison Approach has a limited use in providing a value range. Differences in location and many other variables make a precise comparison between the comparable sales and the subject property extremely difficult.

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                                     Summary

The validity of the Sales Comparison Approach depends upon whether a buyer can be found who would be willing to pay some amount for the building improvements. In our opinion, the chance of that happening are rated as only POOR. While this is an attractive developing area, the lack of any other large medical or general office user in the area suggests a slow market for subject's improvements in this location. The reconciled market value range indicated by the Sales Comparison Approach:

                            $1,350,000 to $1,450,000

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                     RECONCILIATION AND FINAL VALUE ESTIMATE


------------------------------------------------------ --------------------------------------
INDICATED VALUE BY                                          $1,1720,000
COST APPROACH

---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
------------------------------------------------------ --------------------------------------
INDICATED VALUE BY                                           $1,630,000
 INCOME APPROACH

---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
------------------------------------------------------ --------------------------------------
INDICATED VALUE BY                                          $1,350,000
  SALES COMPARISON APPROACH                                to $1,550,000
------------------------------------------------------ --------------------------------------


To estimate the final Market Value for The Sandybrook Center, it is necessary to reconsider all three approaches, correlate the data, and determine what emphasis to give each approach.

The Cost Approach was based upon a component cost breakdown prepared by a computer utilizing the Marshall and Swift Valuation Service Cost Data Bank. This nationally recognized building costs service prepared a very accurate estimate of replacement costs for subject's improvements. From replacement costs (direct and indirect) was deducted depreciation based upon observation and age of the improvements and sales data as well as consideration of Functional and External Obsolescence. Subject's 19.63 acres of land were valued at $25,471 per acre or $500,000. This approach indicated a market value for The Sandybrook Center of $1,720,000.

The value indicated by the Cost Approach is an important consideration for a potential buyer as it provides a starting point for estimating value in use. However, most purchasers of a special use property will make a fairly substantial deduction from cost new to reach their offering price. The amount of that deduction is dependent upon a number of factors that vary from investor to investor and property to property and cannot be predicted or quantified with any high degree of accuracy. If a buyer can be found who can use the building improvements it is my opinion that this deduction would be a minimum of 50% but in many cases could be as much as 100%. We believe this depreciated value by our Cost Approach of $1,720,000, which assumes depreciation of 60% probably sets the upper limit of value for the subject property.

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Under the Income Approach to value, the appraiser analyzed the subject property from the standpoint of a potential investor who would be most interested in its income stream. This approach was considered to be the weakest of the three as it is based on the least data and has the weakest correlation to the actual thought process of the typical buyer. Few buyers of this type property would be acquiring it for its investment potential, but rather for its value in use in a business. The projected Net Income to Real Estate of $163,215 was capitalized at 10%. Based upon a consideration of current financing, available alternatives, and equity demands, the Market Value of The Sandybrook Center was indicated by the Income Approach to be $1,630,000.

Under the Sales Comparison Approach, the appraiser reviewed a considerable number of sales of former medical facilities that have been converted to other uses. Analysis of this data after adjustments for property differences indicated a Maximum Market Value for The Sandybrook Center of $1,350,000 to $1,550,000, based on $37.50 to $42.50 per square foot.

The preceding analysis assumes a buyer can be found who will be willing to pay something for the subject's improvements. The limited market for the subject's improvements and consideration of its location suggest that only a low price will attack a buyer to these improvements.

Our three Approaches to Value when correlated together suggest a value of $1,350,000 to $1,720,000. However, that conclusion is based upon:

    -  The assumption that a user for subject's improvements can be found

    - Analysis of sales of former medical buildings which were resold (ignoring the fact that many never did sell)

    - A large estimate of depreciation by the appraiser that cannot be accurately proven.

The reality of the matter is that there probably will be no buyer for the improvements and the property will have to be sold for Land Value only. It is very unlikely that a speculator/developer can be persuaded to take on this renovation/conversion project due to the risks inherent in changing a buildings use. Any renovation project is by nature very difficult to cost estimate and they are

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notorious for cost overruns. The more unique the building (like subject) and the more extensive the wiring and plumbing, etc (like subject) and the more premature or remote the location (like subject) the higher the risk to a developer/speculator/renovator. So it is felt that the subject will have very poor appeal to a purchaser of this type.

It is not impossible that the subject can be sold to a buyer who intends to be an actual user/occupant. However, a user would have to be willing to undertake the same risks and work as described above. Most users are not knowledgeable enough in construction and design to undertake such or a project. Nor do they wish to take the time away from their real business which is usually something other than real estate. The only real potential purchaser would have to be someone who 1) is in the real estate or construction business already, 2) has experience in renovation of older or change/use buildings 3) has the time, capital and interest to take on such a project, 4) has need for office space he can utilize himself, and 5) has a business that can utilize a premature outlying location. The number of buyers fitting these requirements are few and far between. Moreover, they know it. Which adds the final required characteristic:
6) they know they are one of a very few buyers and will pay very little for subject's improvements. If they can buy the property for land value only, then they have some opportunity for profit in the renovation project. Without a substantial discount, the buyer has no incentive to take on an obvious problem project. Therefore, we believe the most likely sale price for the subject to be its Land Value only.

Based on the enclosed data and analyses, I believe the Subject Property described herein has the following estimated Final Market Value as of March 19, 1997:

FINAL MARKET VALUE OF SUBJECT PROPERTY:                       $500,000


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                                MARKETING PERIOD

Due to the weak market for Office Complexes, The Sandybrook Center may not be saleable to a health care user. The appraiser has reviewed sales of a number of Office Complexes that have taken place over the past five years. The average sales time for those properties was approximately three years. If the subject property were priced to include "some" value for the improvements and adequately marketed, we believe it could be sold at our appraised value within approximately three years. However, it must be recognized that there may be very little demand for this property as improved and it may be necessary to sell it for land value alone -- which could also take three years.

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                                SUMMARY OF VALUES

After considering the subject's functional utility, neighborhood and general market conditions, we would estimate the probability of finding a buyer/user for the existing improvements as only POOR. Due to the slowly developing pace of this suburban area, we do not believe an investment type buyer can be found for the buildings as improved. The market for a "user" buyer is very limited. The most realistic price for the subject includes no value for the improvements. Therefore, we estimate the Market Value of the subject to be the value of the land only or:

         Land                                               $500,000

It should be noted that there is some upside potential for finding a buyer who will pay something for the improvements. But due to the low probability of that happening we do not believe a prudent buyer would pay more than land value.

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                 UNDERLYING ASSUMPTIONS AND LIMITING CONDITIONS

1. The Appraiser assumes no responsibility for legal matters nor renders an opinion of title. Good title to The Sandybrook Center is assumed.

2. The commissioning and/or possession of this report does not carry with it the right of publication, nor does it oblige the appraiser to appear in court, commission, or in any other capacity without prior arrangements and additional compensation.

         This appraisal report has been prepared for the exclusive benefit of its intended user, Capitol Senior Living, Inc.. It may not be used or relied upon by any other party. Any party who uses or relies upon any information in this report without the preparer's written consent is an unintended user, and does so at his own risk.

3. The factual information in this report--furnished by others or taken from public records--is believed to be reliable, but no responsibility is assumed for its accuracy. We do not guarantee the correctness of estimates, opinions, sketches and other exhibits.

4. One (or more) of the signatories of this appraisal report is a Member of the Appraisal Institute. The Bylaws and Regulations of the Institute require each Member to control the use and distribution of each appraisal report signed by such Member. Therefore, except as hereinafter provided, the party for whom this appraisal report was prepared may distribute copies of this appraisal report, in its entirety, to such third parties as may be selected by the party for whom this appraisal report was prepared. However, selected portions of this appraisal report shall not be given to third parties without prior written consent of the signatories of this appraisal report. Further, neither all nor any part of this appraisal report shall be disseminated to the general public by use of advertising, public relations, news, sales, or other media for public communication without the prior written consent of the signatories of this appraisal report.

5. The soil and subsoil, unless otherwise detailed, appear firm and solid. No engineering study has been made and the appraiser is not responsible for any adverse condition that may be found in these matters.

6. The appraiser is not an expert in pest detection or control. The value estimate tendered, unless qualified, assumes these matters (including but not limited to termites, dry rot, wet rot, and other wood-destroying organisms) are not present or have been detected and properly corrected.

7. Any description of improvements is intended to be general, for descriptive purposes only, and based primarily upon observation. All foundations and mechanical, plumbing, electrical, heating, ventilation, air conditioning, and roof systems are assumed to be adequate, in good working order and capable of performing the function for which they were designed. The appraiser has no expertise in this area and cannot certify

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         the condition or functional adequacy of these items. A qualified inspector should be utilized for that purpose. The appraiser assumes no responsibility for any hidden or unapparent conditions of the property, soil, subsoil, or structures that would affect its value.

8. Any site or building improvement, whether existing or proposed, is assumed by the appraiser to comply with all applicable building codes, zoning and environmental regulations for this jurisdiction and is assumed to be a legal structure. The appraiser has not verified the accuracy of this assumption. We recommend an attorney be retained for verification purposes.

9. The existence (if any) of potentially hazardous material (such as, but not limited to, formaldehyde foam insulation, radon, asbestos or toxic waste) was not considered. The appraiser is not qualified to detect such substances and we urge the client to retain an expert in this field.

10. The appraiser has not researched the subject property for liens nor reviewed any mortgage documents. Our analysis is based upon the assumption that any mortgages encumbering subject are of such amount, rates, and terms as to be considered typical in the market place and would neither contribute to nor detract from the property's market value. The property is therefore appraised as though it were free and clear of any debt encumbrances or subject to financing which is generally acceptable in the market.

11. The value estimate and estimated income and expenses assume responsible ownership and typical, competent management.

12. The appraiser was not furnished with construction plans or physical surveys and due to the confidential nature of this assignment, did not measure the building improvements. Gross area of land and improvements is estimated by methods and from sources considered reliable and the data is believed to be accurate. However, no responsibility is assumed for its accuracy and it is recommended that a licensed surveyor be employed for that purpose. Any substantial difference in the subject's actual land or improvement size would have some effect on its true market value. Any statement by the appraiser contained herein as to the size of land or building improvements is for descriptive purposes and is a statement of the appraiser's opinion as to the property's functional utility and not a statement of fact as to its physical size.

13. The appraiser's projections of income and expenses are not predictions of the future. They are our best estimates of current market thinking about what future income and expenses might be. We make no warranty or representations that these projections will materialize.

14. To the best of the appraiser's knowledge, the subject property is not currently under any option, listing or agreement of sale.

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15.      To the best of the Appraiser's knowledge, this report conforms to the current requirements prescribed by the Uniform Standards of Professional Appraisal Practice of the Appraisal Standards Board of the Appraisal Foundation as required by the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and the Appraisal Institute.

16. The Americans with Disabilities Act "ADA" became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect upon the value of the property. Since we have no direct evidence relating to this issue, I (we) did not consider possible noncompliance with the requirements of ADA in estimating the value of the property. Based on our personal inspection, we are not aware of any irregular or apparent non-compliant handicap items.

17. The final value conclusions in this report are predicated upon the assumption that the property is not subject to any management contract or lease and that the property would be available for negotiation of a new lease or management contract at this time.
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                            APPRAISER'S CERTIFICATION

I certify that, to the best of my knowledge and belief:

- The statements of fact contained in this appraisal report are true and correct.

- The reported appraisal analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions and are my personal, unbiased, professional analyses, opinions and conclusions.

- I have no present or prospective interest in the property that is the subject of this report and I personal interest or bias with respect to the parties involved.

- My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

- My analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Standards Board of the Appraisal Foundation as required by the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute.

- As of the date of this report, J. Michael Burroughs, MAI, SRA has completed the requirements of the continuing education program of the Appraisal Institute.

- The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

- The subject property was inspected by Franklin M. Ramsey and was not inspected by J. Michael Burroughs.

- Eve L. Burroughs and Bonny J. Sinclair provided valuable assistance in compiling data for this report. No one else provided significant professional assistance to the undersigned. The appraiser gratefully acknowledges the contribution of data from several sources.

-         The appraiser has complied with the USPAP competency provision.

-         The USPAP departure provision does not apply.

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-        This appraisal assignment was not based on a requested minimum or maximum valuation, a specific valuation, or the approval of a loan.

         I do not authorize the out-of-context quoting from or partial reprinting of this appraisal report. Further, neither all nor any part of this appraisal report shall be disseminated to the general public by the use of media for public communication without the prior written consent of the appraiser(s) signing this appraisal report.

                                                   /s/ J. Michael Burroughs
                                                   -----------------------------
                                                   J. MICHAEL BURROUGHS, MAI SRA




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                                   REFERENCES

The appraiser would like to acknowledge the following resources:

1. Laventhol & Horwath, Retirement Housing Industry 1989 (Laventhol & Horwath, Philadelphia, PA 1990).

2. Laventhol & Horwath, Nursing Home Industry 1988 (Laventhol & Horwath, Philadelphia, PA 1989).

3.        Marshall and Swift Computerized Services, Los Angeles, CA.

4.        National Planning Data Corporation, Ithaca, NY.

5.        SMG Marketing Group, Inc. -C-1993.

6. Ernst & Young and American Association of Homes for the Aging Study. Continuing Care Retirement Communities: An Industry in Action, Analysis and Developing Trends, 1989.

7. The Dictionary of Real Estate Appraisal, American Institute of Real Estate Appraisers, second edition.

8.       The Appraisal of Real Estate, ninth edition.

9. The Guide to the Nursing Home Industry, 1993. A joint publication of Health Care Investment Analysts, Inc. and Arthur Andersen & Co.

10.      U. S. Bureau of Census.

11. Marion Merrell Dow Managed Care Digest Long Term Care Edition 1993. Marion Merrell Dow, Inc.

12. An Overview of The Assisted Living Industry, October 1993, Coopers & Lybrand and The Assisted Living Facilities Association of America.


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                           QUALIFICATIONS OF APPRAISER

                         J. MICHAEL BURROUGHS, MAI & SRA
                              POST OFFICE BOX 2227

                     HWY 64 EAST, LAUREL TERRACE, 2ND FLOOR
                        - CASHIERS, NORTH CAROLINA 28717

BUSINESS EXPERIENCE

J. Michael Burroughs has been engaged in the preparation of appraisals, feasibility studies, economic analyses, and general consulting on all types of properties for various clients. In the mid-1970s, Mr. Burroughs began specializing in the appraisal of long-term health care facilities and housing for the elderly. Since 1985, Mr. Burroughs has worked exclusively with long-term health care and housing for the elderly in the areas of appraising, brokerage, and finance.

Assignments have been in more than 44 of the 50 United States. Current assignments include all types of healthcare and senior housing real estate:

         Nursing Homes
         Continuing Care Retirement Communities (Both Rental and Endowment) Assisted Living Facilities
         Acute Care Hospitals
         Psychiatric Hospitals
         Congregate Living Facilities

Properties appraised total approximately 3,000 in number and exceed $7 Billion in appraised value. Mr. Burroughs has also been active as a general partner in five successful apartment to condominium conversion projects and is actively engaged in the buying and selling of investment real estate for his own account and for clients. He is a nationally recognized convention speaker and published author on healthcare appraising and financing.

EMPLOYMENT

HealthCare Property Appraisers of America, Inc. - President
                  June, 1973 to Present

Atlantic Mortgage and Investment Company - First Vice President
                  January, 1972 to July, 1973, Winston-Salem, NC

Wachovia Mortgage Company - Asst. VP and Manager of the Charlotte
                  Income Property Loan Department May, 1970 to January, 1972, Charlotte, NC

Prudential Insurance Company -- Real Estate and Mortgage Loan
                  Department Regional Appraiser December, 1964 to April, 1969, Montgomery, Alabama May 1969 to May, 1970, Charlotte, N. C.




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GENERAL EDUCATION

Mars Hill College--Associate of Arts--1962

University of North Carolina at Chapel Hill--B.S. in Business Administration
          (Major: Banking and Finance) 1964

REAL ESTATE EDUCATION

American Institute of Real Estate Appraisers--Real Estate Valuation--Course
         I--University of Mississippi, 1966.

American Institute of Real Estate Appraisers--Real Estate Valuation--Course
         II--Tulane University, 1967.

Various Seminars In Tax Deferred Exchanging and Computer Applications for
         Real Estate Analysis.

PROFESSIONAL CONTRIBUTIONS

Mr. Burroughs has authored articles for national industry periodicals and is a nationally recognized speaker on the valuation of healthcare and senior living properties.

MEMBERSHIPS AND PROFESSIONAL DESIGNATIONS

The Appraisal Institute--MAI, SRA
Licensed Real Estate Broker
The Academy of Real Estate Exchangers
State Certified General Appraiser

AREA OF SPECIALTY--LONG-TERM HEALTH CARE



                     Healthcare and Nursing Home Facilities

Facilities Appraised:               2500

Location:                           Located in 44 States

Type:                               Skilled, ICF, Personal Care, Head Trauma, Long-Term Pediatric Care, Substance
                                    Abuse, Mentally Retarded (MR), Rehabilitation, Alzheimer's, Acute, Sub-Acute,
                                    Rehab, and Psychiatric Hospitals





                               Retirement Housing

Facilities Appraised:               60+

Location:                           Located in over 14 States

Type:                               Lease Rental, Condo Ownership, Retirement Apartments with or without Nursing
                                    Home, Assisted Living, and Luxurious Hotel-type for the well elderly. Housing for the elderly requiring some personal care and services.



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                   TYPICAL NURSING HOME CLIENTS (Partial List)

Mortgage/Bond Lenders

Bank One, Indianapolis, IN
Bear Sterns Investment Bankers, New York, NY
Dominion Bank, Richmond, VA
First American National Bank, Nashville, TN
First National of Maryland, Baltimore, MD
Grove Capital, Atlanta, GA
Healthcare REIT, Toledo, OH
Hibernia National Bank, New Orleans, LA
J. C. Bradford, Nashville TN and Pensacola, FL
Maryland National Bank, Baltimore, MD
Society Bank, Dayton, Ohio
Southtrust Bank, N.A., Birmingham, AL
Van Kampen Merritt, Philadelphia, PA
Wachovia Bank & Trust, Raleigh, NC
Wright One Financial, Dayton, OH

Healthcare Management Companies
-------------------------------

American Retirement Corporation, Nashville, TN
The Angell Group, Winston-Salem,NC
Asheville Psychiatric Hospital, Asheville, NC
Beverly Enterprises, Ft. Smith, AR
Brian Management Group, Hickory, NC
The Brunner Companies, Dayton, OH
Charlotte Memorial Hospital, Charlotte, NC
Convalescent Services, Atlanta, GA
Cumberland Health Systems, Nashville, TN
Denver Health Group, Denver, CO
Diversicare Corporation of America, Franklin, TN
Elmhurst Psychiatric Hospital, Portland, CT
Genesis Health, West Point, PA
Health Care Capital, Atlanta, GA
Health Care Concepts, Atlanta, GA
Health Prime, Atlanta, GA
Meridian Healthcare, Towson, MD
Multicare Management, Inc., Hackensack, NJ
National Health Corporation, Murfreesboro, TN
Nomura, New York, NY
Quest Rescue, Atlanta, GA
Quorum Health Services, Inc., Wellesley, MA
Regency Health Care, Ormond Beach, FL
Resource Housing of America, Atlanta, GA
Royal Care, Inc., Cleveland, TN
Southern Care Enterprises, Atlanta, GA
TheraTx, Baltimore, MD
Total CareSystems, Inc., West Point, PA
WellCare, Inc., Atlanta, GA


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



                                                                       ADDENDA
------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
FEDERAL EMERGENCY MANAGEMENT AGENCY     See the Attached    O.N.B No. 20bi 0264
STANDARD FLOOD HAZARD DETERMINATION       Instructions      Expires
                                                            April 30, 1998
-------------------------------------------------------------------------------
                          Section I - LOAN INFORMATION
-------------------------------------------------------------------------------
1. LENDER NAME AND ADDRESS         2. COLLATERAL (Building Mobile Home/Personal
                                      Property) PROPERTY ADDRESS (Legal
                                      Description may be attached).

   -                                                              -

                  -                         -

   HEALTHCARE PROPERTY APPRAISERS
   HWY 64 EAST  BOX 2227               1300 US HWY F. 441
   CASIDERS, NC 23717                  MONT DORA, FL 32757-0000

-------------------------------------------------------------------------------
3. LENDER I.D. NO.   4. LOAN IDENTIFIER   5. AMOUNT OF FLOOD INSURANCE REQUIRED

                        3
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                  Section II
-------------------------------------------------------------------------------
A. NATIONAL FLOOD INSURANCE PROGRAM (NFIP) COMMUNITY JURISDICTION
-------------------------------------------------------------------------------
    NFIP Community              County(ies)        State    NFIP Community
          Name                                                  Number
-------------------------------------------------------------------------------
  LAKE COUNTY              UNINCORPORATED AREAS     FL        120421
-------------------------------------------------------------------------------
B. NATIONAL FLOOD INSURANCE PROGRAM (NFIP) DATA AFFECTING BUILDING/
   MOBILE HOME
-------------------------------------------------------------------------------
NFIP Map Number or
Community-Panel Number
(Community name if not      NFIP Map Panel        LOMA/      Flood     No NFIP
the same as "A")         Effective/Revised Data   LOHR       Zone      Map
-------------------------------------------------------------------------------

1204218250B                      04/01/82         ___ ____    C
                                                  Yes Date
-------------------------------------------------------------------------------
C. FEDERAL FLOOD INSURANCE AVAILABILITY (Check all that apply)
-------------------------------------------------------------------------------
/X/ Federal Flood Insurance    /X/ Regular Program  / / Emergency
    is available Program of
    NFIP (community
    participates in NFIP)

/ / Federal Flood insurance is not available because community is not participating in the NFIP

/ / Building/Mobile Home is in a Coastal Barrier Resources Area (CBRA),
    Federal Flood insurance may not be available.
          CBRA designation date:____________________
-------------------------------------------------------------------------------
D. DETERMINATION
-------------------------------------------------------------------------------
IS BUILDING/MOBILE HOME IN SPECIAL FLOOD HAZARD AREA
(ZONES BEGINNING WITH LETTERS "A" OR "V")? / / YES  /X/ NO

If yes, flood insurance is required by the Flood Disaster Protection Act of
1973.
If no, flood insurance is not required by the Flood Disaster Protection Act of 1973.
-------------------------------------------------------------------------------
E. COMMENTS (Optional):                            Cert. No: 140S429-D
   Name:                                           Client ID: 7425
   Type: REGULAR
   Priority: REGULAR





   Requested by: EVE OR BONNY
-------------------------------------------------------------------------------
This determination is based on examing the NFIP map, any Federal Emergency Management Agency revisions to it, and any other information needed to locate the building/mobile home on the NFIP map.
-------------------------------------------------------------------------------
F. PREPARER's INFORMATION
-------------------------------------------------------------------------------
   NAME, ADDRESS, TELEPHONE NUMBER (if other than Lender) DATE OF DETERMINATION

   BANKERS HAZARD DETERMINATION SERVICES - BHDS
   PO BOX 33001                                               03/19/97
   ST. PETERSBURG, FL 33733
   PHONE: 1-800-723-6327
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------